EXHIBIT 10.1

EXECUTION COPY

Published Deal CUSIP Number: 69924LAF8
Published Revolver CUSIP Number: 69924LAG6

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 17, 2021

among

PARAMOUNT GROUP OPERATING PARTNERSHIP LP,

as the Borrower,

PARAMOUNT GROUP, INC.,

CERTAIN SUBSIDIARIES OF PARAMOUNT GROUP, INC.

FROM TIME TO TIME PARTY HERETO,

as Guarantors

BANK OF AMERICA, N.A.,
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents

CITIZENS BANK, NATIONAL ASSOCIATION and
CAPITAL ONE, NATIONAL ASSOCIATION,

as Documentation Agents

MORGAN STANLEY SENIOR FUNDING, INC., GOLDMAN SACHS BANK USA,
SIGNATURE BANK and TD BANK, N.A.

as Managing Agents

BofA SECURITIES, INC.,
as Sustainability Structuring Agent

and

THE LENDERS AND L/C ISSUERS FROM TIME TO TIME PARTY HERETO

BofA SECURITIES, INC., WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION,
CITIZENS BANK, NATIONAL ASSOCIATION and CAPITAL ONE, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

BofA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners

170783214

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	92
5.01	Existence, Qualification and Power	92
5.02	Authorization; No Contravention	92
5.03	Governmental Authorization; Other Consents	92
5.04	Binding Effect	92
5.05	Financial Statements; No Material Adverse Effect	93
5.06	Litigation	93
5.07	No Default	93
5.08	Ownership of Property	93
5.09	Environmental Compliance	93
5.10	Insurance	94
5.11	Taxes	94
5.12	ERISA Compliance	94
5.13	Subsidiaries; Equity Interests	95
5.14	Margin Regulations; Investment Company Act	95
5.15	Disclosure	95
5.16	Compliance with Laws	96
5.17	[Intentionally Omitted]	96
5.18	Solvency	96
5.19	OFAC	96
5.20	Anti-Money Laundering Laws; Anti-Corruption Laws	96
5.21	REIT Status; Stock Exchange Listing	97
5.22	Unencumbered Properties	97
5.23	Subsidiary Guarantors	97
5.24	Affected Financial Institution	97
5.25	Covered Entities	97
ARTICLE VI.	AFFIRMATIVE COVENANTS	97
6.01	Financial Statements	97
6.02	Certificates; Other Information	98
6.03	Notices	100
6.04	Payment of Taxes	101
6.05	Preservation of Existence, Etc	101
6.06	Maintenance of Properties	101
6.07	Maintenance of Insurance	101
6.08	Compliance with Laws	101
6.09	Books and Records	101
6.10	Inspection Rights; Appraisals	102
6.11	Use of Proceeds	102
6.12	Additional Guarantors	102
6.13	Compliance with Environmental Laws	103
6.14	Minimum Property Condition	104
6.15	[Reserved]	104
6.16	Anti-Corruption Laws; Sanctions	104
6.17	Maintenance of REIT Status; Stock Exchange Listing	104
ARTICLE VII.	NEGATIVE COVENANTS	104
7.01	Liens	104

7.02	Investments	104
7.03	Indebtedness	105
7.04	[Intentionally Omitted]	105
7.05	Fundamental Changes; Dispositions	105
7.06	Restricted Payments	106
7.07	Change in Nature of Business	107
7.08	Transactions with Affiliates	107
7.09	Burdensome Agreements	107
7.10	Use of Proceeds	108
7.11	Financial Covenants	108
7.12	Amendments of Organization Documents	109
7.13	Accounting Changes	109
7.14	Anti-Money Laundering; Sanctions; Anti-Corruption Laws	109
7.15	Compliance with Environmental Laws	109
7.16	REIT Covenants	110
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	111
8.01	Events of Default	111
8.02	Remedies Upon Event of Default	113
8.03	Application of Funds	113
ARTICLE IX.	ADMINISTRATIVE AGENT	114
9.01	Appointment and Authority	114
9.02	Rights as a Lender	115
9.03	Exculpatory Provisions	115
9.04	Reliance by Administrative Agent	116
9.05	Delegation of Duties	116
9.06	Resignation of Administrative Agent	117
9.07	Non-Reliance on Administrative Agent, Arrangers and Other Lenders	118
9.08	No Other Duties, Etc	119
9.09	Administrative Agent May File Proofs of Claim	119
9.10	Guaranty Matters	120
9.11	Certain ERISA Matters	120
9.12	Recovery of Erroneous Payments	121
ARTICLE X.	CONTINUING GUARANTY	122
10.01	Guaranty	122
10.02	Rights of Lenders	122
10.03	Certain Waivers	122
10.04	Obligations Independent	123
10.05	Subrogation	123
10.06	Termination; Reinstatement	123
10.07	Subordination	124
10.08	Stay of Acceleration	124
10.09	Condition of the Borrower	124
10.10	Contribution	124
10.11	REIT Guarantee Effectiveness	125
ARTICLE XI.	MISCELLANEOUS	126
11.01	Amendments, Etc	126

11.02	Notices; Effectiveness; Electronic Communication	129
11.03	No Waiver; Cumulative Remedies; Enforcement	131
11.04	Expenses; Indemnity; Damage Waiver	131
11.05	Payments Set Aside	134
11.06	Successors and Assigns	134
11.07	Treatment of Certain Information; Confidentiality	140
11.08	Right of Setoff	141
11.09	Interest Rate Limitation	142
11.10	Integration; Effectiveness	142
11.11	Survival of Representations and Warranties	142
11.12	Severability	143
11.13	Replacement of Lenders	143
11.14	Governing Law; Jurisdiction; Etc	144
11.15	Waiver of Jury Trial	145
11.16	No Advisory or Fiduciary Responsibility	145
11.17	Electronic Execution; Electronic Records; Counterparts	146
11.18	USA PATRIOT Act	147
11.19	Releases of Guarantors	147
11.20	ENTIRE AGREEMENT	151
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	151
11.22	No Novation	152
11.23	Exiting Lenders	152
11.24	Acknowledgement Regarding Any Supported QFCs	152
11.25	Appraisals	153

SCHEDULES

1.01A	Closing Date Unencumbered Eligible Properties
1.08	Sustainability Table
2.01	Revolving Credit Commitments, Applicable Percentages and Sublimits
2.04	Existing Letters of Credit
5.13	Subsidiaries; Equity Interests; Loan Parties
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	[Reserved]
C	[Reserved]
D	Form of Note
E	Form of Compliance Certificate
F-1	Form of Assignment and Assumption
F-2	Form of Administrative Questionnaire
G	Forms of U.S. Tax Compliance Certificates
H	Form of Joinder Agreement
I	Form of Solvency Certificate
J	Form of Pricing Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of December 17, 2021, among PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), PARAMOUNT GROUP, INC., a Maryland corporation (the “REIT”), certain subsidiaries of the REIT from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and the financial institutions party hereto as L/C Issuers.

The Borrower, the REIT, certain subsidiaries of the REIT party thereto, as guarantors, Bank of America, as administrative agent, letter of credit issuer and swing line lender, certain other lenders and certain financial institutions party thereto as letter of credit issuers are party to that certain Amended and Restated Credit Agreement, dated as of January 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which such lenders and financial institutions provided revolving credit facilities, letters of credit and other extensions of credit to the Borrower on the terms and conditions set forth therein.

The Borrower, the Administrative Agent, and the Lenders party hereto have agreed to enter into this Agreement to amend and restate in its entirety the Existing Credit Agreement on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 11.01.

“Acquisition” means (a) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Equity Interests of another Person or (b) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person that constitute a business unit.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders in accordance with the provisions of Section 11.02.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affected Facility” has the meaning specified in Section 11.01.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the REIT or any of its Subsidiaries.

“Aggregate Deficit Amount” has the meaning specified in Section 10.10.

“Aggregate Excess Amount” has the meaning specified in Section 10.10.

“Agreement” has the meaning specified in the first introductory paragraph hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.20; provided, that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if all Lender Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Term SOFR Loan, Daily SOFR Loan, Base Rate Loan, Letter of Credit Fee and Facility Fee, as the case may be:

(a)until the Investment Grade Pricing Effective Date, the applicable rate per annum set forth below, based upon the range into which the Leverage Ratio then falls in accordance with the following table (the “Leveraged-Based Applicable Rate”):

Pricing Level	Leverage Ratio	Facility Fee	Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Base Rate Loans
Category 1	≤ 35%	0.15%	1.10%	0.10%
Category 2	> 35% and ≤ 45%	0.20%	1.15%	0.15%
Category 3	> 45% and ≤ 50%	0.20%	1.35%	0.35%

Pricing Level	Leverage Ratio	Facility Fee	Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Base Rate Loans
Category 4	> 50% and ≤ 55%	0.30%	1.40%	0.40%
Category 5	> 55%	0.30%	1.60%	0.60%

The Leverage Ratio shall be determined as of the end of each fiscal quarter based on the financial statements and related Compliance Certificate delivered pursuant to Section 6.01 and Section 6.02(b), respectively, in respect of such fiscal quarter or fiscal year, and each change in rates resulting from a change in the Leverage Ratio shall be effective from and including the first Business Day immediately following the date when the Administrative Agent receives such financial statements and related Compliance Certificate indicating such change to but excluding the effective date of the next such change.  Notwithstanding the foregoing, if either the financial statements or related Compliance Certificate are not delivered when due in accordance with Section 6.01 and Section 6.02(b), respectively, then the highest pricing (at Pricing Level Category 5) shall apply as of the first Business Day after the date on which such financial statements and related Compliance Certificate were required to have been delivered and shall continue to apply until the first Business Day immediately following the date on which both such financial statements and related Compliance Certificate have been delivered in accordance with Section 6.01 and Section 6.02(b), respectively, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date financial statements and a Compliance Certificate are required to be delivered pursuant to Section 6.01(a) and Section 6.02(b), respectively, for the fiscal year ending December 31, 2021 shall be at Pricing Level Category 2.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.12(b); or

(b)at all times on and after the Investment Grade Pricing Effective Date, the applicable rate per annum set forth below, based upon the Borrower’s or the REIT’s, as applicable, Debt Rating as set forth below applicable on such date (the “Ratings-Based Applicable Rate”):

Pricing Level	Debt Rating (S&P and Fitch/Moody’s)	Facility Fee	Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Base Rate Loans
Category 1	≥ A- / A3	0.125%	0.725%	0.00%
Category 2	BBB+ / Baa1	0.150%	0.775%	0.00%
Category 3	BBB / Baa2	0.200%	0.850%	0.00%
Category 4	BBB- / Baa3	0.250%	1.050%	0.05%

Pricing Level	Debt Rating (S&P and Fitch/Moody’s)	Facility Fee	Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Base Rate Loans
Category 5	< BBB- / Baa3 (or unrated)	0.300%	1.400%	0.40%

For purposes hereof, if at any time the Borrower or the REIT, as applicable, has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g., Baa2 by Moody's and BBB- by S&P or Fitch), the Applicable Rate shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g., Baa1 by Moody's and BBB- by S&P or Fitch) or more, the Applicable Rate shall be determined based on the Debt Rating that is one lower than the highest of the applicable Debt Ratings.  If at any time the Borrower or the REIT, as applicable, has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used. If at any time the Borrower or the REIT, as applicable, has no Debt Rating or only one Debt Rating by Fitch, then the Applicable Rate shall be at Pricing Level Category 5.

It is hereby understood and agreed that the Applicable Rate shall be adjusted from time to time based upon the Sustainability Margin Adjustment (to be calculated and applied as set forth in Section 1.08); provided that in no event shall the Applicable Rate be less than zero.

“Appraised Value” means, at any time, (a) in the case of the Property commonly referred to as “1633 Broadway”, the “as‑is” appraised value (on an individual, as opposed to portfolio value, basis) of such Property as reflected in the most recent Approved Appraisal for such Property furnished to the Administrative Agent (for distribution to the Lenders), which on the Closing Date is $2,400,000,000 and (b) in the case of the Property commonly referred to as “1301 Avenue of the Americas”, the “as‑is” appraised value (on an individual, as opposed to portfolio value, basis) of such Property as reflected in the most recent Approved Appraisal for such Property furnished to the Administrative Agent (for distribution to the Lenders), which on the Closing Date is $1,325,000,000.

“Approved Appraisal” means a written appraisal (a) prepared by a qualified professional independent MAI appraiser selected by the Administrative Agent and who is not an employee of any member of the Consolidated Group or any of their Affiliates, the Administrative Agent or any Lender and (b) reasonably acceptable to the Administrative Agent as to form, assumptions, substance and appraisal date.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., U.S. Bank National Association, Citizens Bank, National Association and Capital One, National Association, each in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by use of an electronic platform) reasonably approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolver Maturity Date, (b) the date of termination of the Revolving Credit Facility pursuant to Section 2.08, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Plan” has the meaning specified in Section 11.06(h)(iv).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Big Four Accounting Firm” means any of the following accounting firms:  (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Bookrunners” means, collectively, BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, each in its capacity as a joint bookrunner.

“Borrower” has the meaning specified in the first introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a TL Tranche Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditure Amount” means, for any Property for any period, an amount equal to $0.25 per net rentable square foot of such Property during such period; provided that the Consolidated Group’s Ownership Share of the Capital Expenditure Amount with respect to any Real Property owned or ground leased by an Unconsolidated Affiliate during any period will be included in the calculation of Capital Expenditure Amount for such period on a basis consistent with the above described treatment for Properties, and the Capital Expenditure Amount with respect to any Property that is owned by a non-Wholly-Owned Subsidiary of the Borrower or a non-Wholly-Owned Subsidiary of the REIT (other than the Borrower and its Subsidiaries) shall be adjusted to account for Partial Interests in such non-Wholly-Owned Subsidiary.

“Capitalization Rate” means 6.00%.

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or finance lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the applicable Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) is a Lender or (B) (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(d)investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have at least the second highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)the REIT shall cease to be the sole general partner of the Borrower or shall otherwise cease to exclusively Control the Borrower.

“Closing Date” means December 17, 2021.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Combined EBITDA” means, for any period, an amount determined in accordance with GAAP equal to: (a) Net Income for such period; plus (b) the sum of the following (without duplication and to the extent reflected as a charge or deduction in the statement of such Net Income for such period): (i) depreciation and amortization expense, (ii) Interest Expense,

(iii) income tax expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any non-recurring expenses or losses, (vi) any expense or loss resulting from termination of a Swap Contract during such period, (vii) any other non-cash charges (including non-cash impairment charges), (viii) all commissions, guaranty fees, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (ix) the Consolidated Group’s Ownership Share of the foregoing items and components referenced in clauses (b)(i) through (b)(viii) above attributable to Unconsolidated Affiliates, and (x) reasonable transaction fees and expenses incurred in respect of the Revolving Credit Facility and any Acquisition or debt incurrence (in each case whether or not consummated); minus (c) the sum of the following (to the extent included in the statement of such Net Income for such period):  (i) interest income (except to the extent deducted in determining such Net Income), (ii) any non-recurring income or gains, (iii) any gain resulting from termination of a Swap Contract during such period, (iv) any non-cash income (including non-cash income arising from changes in fair market value of an asset), (v) any cash payments made during such period in respect of items described in clause (b)(vii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Net Income, and (vi) the Consolidated Group’s Ownership Share of the foregoing items and components referenced in clauses (c)(i) through (c)(v) above attributable to Unconsolidated Affiliates; provided that without duplication to the extent already excluded pursuant to the foregoing, Combined EBITDA shall not include the portion of the foregoing items and components referenced in clauses (b) and (c) above that is attributable to Partial Interests; provided further that Combined EBITDA shall only be reduced by general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not be reduced by any corporate general or administrative expenses of the Borrower and the REIT and their consolidated Subsidiaries, or of Unconsolidated Affiliates.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to another, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR or Daily Simple SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Affiliate” means any Person that is not a Subsidiary of the REIT (a) in which any member of the Consolidated Group, directly or indirectly, holds an Equity Interest and (b) whose financial results are consolidated with the financial results of the REIT under GAAP.

“Consolidated Group” means the REIT and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” means a Person that directly, or indirectly through one or more intermediaries, is Controlled by the Borrower.

“Covered Entity” has the meaning specified in Section 11.24(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.

“Customary Non-Recourse Carve-outs” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment.  Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice.  If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Rating” means, as of any date of determination with respect to any Person, the rating as determined by S&P, Moody’s and/or Fitch of such Person’s non-credit enhanced, senior unsecured long-term debt as in effect on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) prior to the Investment Grade Pricing Effective Date, the Leveraged-Based Applicable Rate at Pricing Level Category 5 and on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Rate at Pricing Level Category 5, in each case applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Daily SOFR Loan or a Term SOFR Loan, the Default Rate shall be an interest rate equal to (i) Daily Simple SOFR or Term SOFR, as applicable, plus (ii) prior to the Investment Grade Pricing Effective Date, the Leveraged-Based Applicable Rate at Pricing Level Category 5 and on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Rate at Pricing Level Category 5, in each case applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to prior to the Investment Grade Pricing Effective Date, the Leveraged-Based Applicable Rate at Pricing Level Category 5 and on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Rate at Pricing Level Category 5, plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory, or the government thereof, itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means (a) any Person that is specifically identified by name by the Borrower in a written list furnished to the Bookrunners prior to the Closing Date and (b) any Affiliate of any such identified Person that (i) has been specifically identified to the Administrative Agent in writing by the Borrower or (ii) is clearly identifiable on the basis of such Affiliate’s name.  The list of Disqualified Institutions shall be generally available to the Lenders on or prior to the Closing Date and may be updated in writing from time to time after the Closing Date upon the written request of the Borrower to the Administrative Agent and, during the continuance of an Event of Default, consented to in writing by the Administrative Agent (but no such update shall become effective until the second Business Day after it is provided by the Borrower to the Administrative Agent for dissemination to the Lenders (or, if applicable, consented to by the Administrative Agent), or apply retroactively to a Person that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest in the Revolving Credit Facility).

“Dividing Person” has the meaning specified in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“DQ List” has the meaning specified in Section 11.06(h)(v).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.17.

“Electronic Record” has the meaning specified in Section 11.17.

“Electronic Signature” has the meaning specified in Section 11.17.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and 11.06(b)(v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).  For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(h).

“Eligible Ground Lease” means a ground lease with a Wholly-Owned Subsidiary of the REIT as lessee as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of thirty (30) years or more from the date the Property is included as an Unencumbered Eligible Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Material into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means the REIT and any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that:

(a)does not own or ground lease all or any portion of any Unencumbered Eligible Property;

(b)does not, directly or indirectly, own all or any portion of the Equity Interests of any Subsidiary of the Borrower that owns an Unencumbered Eligible Property; and

(c)is:

(i)not a Wholly-Owned Subsidiary of the Borrower;

(ii)a borrower or guarantor of Secured Indebtedness owed to a non-Affiliate of the REIT and the terms of such Secured Indebtedness prohibit such Subsidiary from becoming a Guarantor (or is a direct or indirect parent of such borrower or guarantor (other than the Borrower or the REIT)); or

(iii)an Immaterial Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the second introductory paragraph hereto.

“Existing Letters of Credit” means the letters of credit, if any, issued under the Existing Credit Agreement and outstanding on the Closing Date and set forth on Schedule 2.04, and “Existing Letter of Credit” means any of them individually.

“Facilities” means, collectively, the Revolving Credit Facility and each TL Tranche.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letters” means, collectively, the several letter agreements, each dated on or after November 7, 2021 and prior to the Closing Date, among the Borrower and a Bookrunner and any other parties thereto, that are identified therein as a “Fee Letter”, and “Fee Letter” means any of them individually.

“First Extended Revolver Maturity Date” means September 17, 2026.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Fixed Charges” means, for any period, the sum (without duplication) of (a)  Interest Expense for such period, (b) all regularly scheduled principal payments made or required to be made with respect to Indebtedness of the REIT and its Subsidiaries during such period, other than any balloon or bullet payments necessary to repay maturing Indebtedness in full, (c) Restricted Payments with respect to preferred Equity Interests of the REIT or a Subsidiary thereof that are paid in cash during such period to a Person that is not a Wholly-Owned Subsidiary of the REIT, and (d) the Consolidated Group’s Ownership Share of the foregoing items and components referenced in clauses (b) and (c) attributable to the Consolidated Group’s interests in Unconsolidated Affiliates; provided that Fixed Charges shall not include the portion of the foregoing items and components referenced in clauses (a) through (c) above that is attributable to Partial Interests.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greenhouse Gas Emissions” means Scope 1 and Scope 2 emissions, as defined in The Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition as published by the World Business Council for Sustainable Development and the World Resources Institute and in effect on the date of this Agreement, and as calculated at the end of a fiscal year and which shall be reported in the applicable KPI Metric Report.

“Greenhouse Gas Emissions Applicable Rate Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, negative 0.01%, if the Greenhouse Gas Emissions for such period as set forth in the KPI Metric Report are less than or equal to Greenhouse Gas Emissions Target A for such period (or zero if the Greenhouse Gas Emissions for such period as set forth in the KPI Metric Report are greater than the Greenhouse Gas Emission Target A for such period).

“Greenhouse Gas Emissions Target A” means, with respect to any calendar year, the Greenhouse Gas Emissions Target A for such calendar year as set forth in the Sustainability Table.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantor Release Notice” means a written request by the Borrower for the release of a Guarantor pursuant to Section 11.19(b), (c) or (d).

“Guarantors” means, collectively, (a) upon and at all times following a REIT Guaranty Event, the REIT, unless released in accordance with Section 11.19(d), and (b) each Subsidiary Guarantor.  For the avoidance of doubt, the REIT shall not be a Guarantor on the Closing Date.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Creditor Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, on any date of determination, a Subsidiary of the REIT whose total assets as of the last day of the then most recently ended fiscal quarter were less than 3.0% of Total Asset Value.

“Incremental Facilities” has the meaning specified in Section 2.18(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.18(f).

“Incremental Revolving Increase” has the meaning specified in Section 2.18(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)the principal portion of Capitalized Leases and Synthetic Lease Obligations;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that an obligation of the Borrower to redeem its Equity Interests from a limited partner thereof shall not constitute Indebtedness if the Borrower in its sole discretion may satisfy such obligation by delivering (or causing to be delivered) to such limited partner common Equity Interests in the REIT;

(h)the principal portion of Off-Balance Sheet Arrangements of such Person; and

(i)all Guarantees of such Person in respect of any of the foregoing, excluding guarantees of Non-Recourse Indebtedness for which recourse is limited to liability for Customary Non-Recourse Carveouts.

For all purposes hereof, (i) Indebtedness shall include the Consolidated Group’s Ownership Share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates, (ii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (iii) Indebtedness shall not include the portion of the foregoing items and components referenced in clauses (a) through (i) above attributable to Partial Interests.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Revolver Maturity Date” means March 17, 2026.

“Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense of the REIT and its consolidated Subsidiaries determined in accordance with GAAP

(including for the avoidance of doubt interest attributable to Capitalized Leases) excluding the portion thereof that is attributable to Partial Interests and (ii) the Consolidated Group’s Ownership Share of the Interest Expense of Unconsolidated Affiliates.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Daily SOFR Loan, the last day of each Interest Period applicable to such Loan and the Revolver Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Revolver Maturity Date; and (c) as to any Daily SOFR Loan, the last Business Day of each month and the Revolver Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Revolver Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Credit Rating” means receipt by the Borrower or the REIT of a Debt Rating of BBB- or better from S&P or Baa3 or better from Moody’s.

“Investment Grade Pricing Effective Date” means the first Business Day following the date on which (a) the Borrower or the REIT has obtained an Investment Grade Credit Rating and (b) the Borrower has delivered to the Administrative Agent an Officer’s Certificate (i) certifying that an Investment Grade Credit Rating has been obtained and is in effect (which certification shall also set forth the Debt Rating(s) received, if any, from each of S&P and Moody’s as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Rate apply to the pricing of the Revolving Credit Facility.

“Investment Grade Release” has the meaning specified in Section 11.19(a).

“Investment Grade Tenant” means (a) a tenant with a Debt Rating of at least Baa3 or better from Moody’s and/or BBB- or better from S&P (it being understood that in the event there is a discrepancy between the Moody’s rating and the S&P rating, the higher of the two ratings will be utilized) or (b) a tenant that is a Wholly-Owned Subsidiary of an entity that meets such ratings requirement provided that such entity has guaranteed such tenant’s obligations under the applicable lease, which guaranty is reasonably acceptable in form and substance to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary or Controlled Affiliate thereof) or in favor of such L/C Issuer and relating to such Letter of Credit.

“KPI Metric” means Greenhouse Gas Emissions.

“KPI Metric Auditor” means Sustainable Investment Group (SIG), or any replacement auditor thereof as designated from time to time by the Borrower; provided, that, any such replacement KPI Metric Auditor (a) shall be (i) a Big Four Accounting Firm or (ii) another nationally recognized auditing firm designated by the Borrower and identified to the Lenders, so long as Lenders constituting the Required Lenders do not object to such designation pursuant to this clause (a)(ii) within 5 Business Days after notice thereof, and (b) shall apply auditing standards and methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Borrower and notified to the Lenders, so long as Lenders constituting Required Lenders do not object to such changes within 5 Business Days after notice thereof.

“KPI Metric Report” means an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) audited by the KPI Metric Auditor that sets forth the calculations for each KPI Metric for a specific calendar year.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means, collectively, (i) Bank of America, (ii) Wells Fargo Bank, National Association, (iii) JPMorgan Chase Bank, and (iv) U.S. Bank National Association, in each case, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time , including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.  The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lease” means each existing or future lease, sublease (to the extent of any rights thereunder of the Borrower or any Unencumbered Property Subsidiary), license, or other agreement (other than an Eligible Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Real Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder.

“Lender” has the meaning specified in the first introductory paragraph hereto.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the L/C Issuers.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolver Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Letter of Credit Subfacility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the L/C Issuers’ Letter of Credit Sublimits at such time and (b) the Revolving Credit Facility at such time.  The Letter of Credit Subfacility is part of, and not in addition to, the Revolving Credit Facility. On the Closing Date, the amount of the Letter of Credit Subfacility is $125,000,000.

“Letter of Credit Sublimit” means, as to each L/C Issuer, its agreement as set forth in Section 2.04 to issue, amend and extend Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption, New Lender Joinder Agreement or other documentation, which other documentation shall be in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such L/C Issuer becomes an L/C Issuer hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) Total Indebtedness, divided by (ii) Total Asset Value.

“Leveraged-Based Applicable Rate” has the meaning specified in the definition of “Applicable Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, negative pledge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a loan under a TL Tranche.

“Loan Documents” means this Agreement (including the Guaranty), including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.19 of this Agreement, each Fee Letter and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Modification Offer” has the meaning specified in Section 11.01.

“Loan Parties” means, collectively, (a) the Borrower, (b) the REIT, (c) at all times prior to an Investment Grade Release, each Subsidiary Guarantor and (d) upon and at all times following an Investment Grade Release, each Unencumbered Property Subsidiary, and “Loan Party” means any of them individually.

“Management Fees” means, with respect to each Property for any period, an amount equal to the actual management fees payable with respect thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business or financial condition of the REIT and its Subsidiaries, or the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued by it that are outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.19(a)(i), (a)(ii) or (a)(iii), or Section 8.02(c) an amount equal to 103% of the Outstanding Amount of all L/C Obligations.

“Minimum Property Condition” means, at any time that (i) there are at least two (2) Unencumbered Eligible Properties, (ii) the aggregate Unencumbered Asset Value of all Unencumbered Eligible Properties is at least $900,000,000 and (iii) the aggregate Occupancy Rate for all Unencumbered Eligible Properties is at least seventy five percent (75%).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Equity Proceeds” means all cash or other assets received by the REIT or the Borrower as a result of the sale of common shares, preferred shares, convertible securities or other ownership or equity interests in the REIT or the Borrower, less customary costs and discounts of issuance paid by the REIT or the Borrower to Persons that are not Affiliates of the REIT.

“Net Income” means, with respect to the REIT for any period and without duplication, the sum of (i) the consolidated net income (or loss) of the REIT and its Subsidiaries, determined in accordance with GAAP, excluding the portion thereof that is attributable to Partial Interests and (ii) the Consolidated Group’s Ownership Share of the net income (or loss) attributable to Unconsolidated Affiliates.

“New Lender Joinder Agreement” has the meaning specified in Section 2.18(b).

“NOI” means, with respect to any Property for any period, (a) property rental and other income derived from the operation of such Property from tenants paying rent as determined in accordance with GAAP, minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Property for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding (i) the portion of the foregoing items and components that is attributable to Partial Interests, (ii) any general and administrative expenses related to the operation of the REIT and its Subsidiaries, (iii) any interest expense or other debt service charges and (iv) any non-cash charges such as depreciation or amortization of financing costs.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, with respect to a Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Non-Recourse Carve-Outs, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guarantee of, or lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Non-Recourse Carve-Outs or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.  For the avoidance of doubt, a guaranty for completion in connection with Indebtedness shall be deemed Non-Recourse Indebtedness, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (i) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“Occupancy Rate” means, with respect to any Property at any time, the ratio (expressed as a percentage) of (a) the total amount of rentable space in such Property that is in service in accordance with GAAP leased to Qualified Tenants, to (b) the aggregate rentable space in such Property that is in service in accordance with GAAP; provided, that not more than 3% of the total amount of rentable space in Unencumbered Eligible Properties that are leased to Borrower, the REIT or any of their respective affiliates will be included for purposes of determining whether the requirement in clause (iii) of the Minimum Property Condition is satisfied.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the REIT is a party, under which the REIT or the Borrower has:

(a)any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;

(b)a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c)any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the REIT’s Equity Interests and classified in stockholders’ equity in the REIT’s statement of financial position, as described in FASB ASC 815-10-15-74; or

(d)any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the REIT or the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the REIT or its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or similar constituent document); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Note” means a “Note” as defined in the Existing Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Ownership Share” means, with respect to any Subsidiary or Consolidated Affiliate of a Person (other than a Wholly-Owned Subsidiary thereof) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary, Consolidated Affiliate or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary, Consolidated Affiliate or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary, Consolidated Affiliate or Unconsolidated Affiliate.

“Partial Interest” means, with respect to any Person that is a direct or indirect non-Wholly-Owned Subsidiary or Consolidated Affiliate of (i) the Borrower or (ii) the REIT (other than the Borrower and its Subsidiaries), the Ownership Share of such Person that is held by a Person other than the REIT, the Borrower or a Wholly-Owned Subsidiary of the REIT or the Borrower.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Amendments” means, with respect to any Affected Facility, an extension of the final maturity date of the applicable Loans and/or Revolving Credit Commitments of the Accepting Lenders thereof on customary terms (provided that such extensions may not result in having more than two maturity dates at any time with respect to the Revolving Credit Facility without the consent of the Administrative Agent) and, in connection therewith, a change in the Applicable Rate with respect to the applicable Loans and/or Revolving Credit Commitments of the Accepting Lenders thereof (including by implementation or adjustment of an interest rate floor) and the payment of any additional fees to such Accepting Lenders.

“Permitted Equity Encumbrances” means:

(a)Liens pursuant to any Loan Document; and

(b)Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet overdue for a period of more than thirty (30) days or are being contested in compliance with Section 6.04.

“Permitted Property Encumbrances” means:

(a)Liens pursuant to any Loan Document;

(b)easements, zoning restrictions, rights of way, sewers, electric lines, telegraph and telephone lines, encroachments, protrusions and similar encumbrances on real property imposed by law or arising in the ordinary course of business or other title and survey exceptions disclosed in the applicable title insurance policies, in any such case that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the REIT or any Subsidiary thereof;

(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)any interest or right of a lessee of a Property under leases entered into in the ordinary course of business of the applicable lessor; and

(e)rights of lessors under Eligible Ground Leases.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pricing Certificate” means a certificate substantially in the form of Exhibit J executed by a Responsible Officer of the Borrower setting forth the Sustainability Margin Adjustment for the period covered thereby and attaching true and correct copies of the KPI Metric Report for the most recently ended calendar year.

“Pro Forma Basis” means, for purposes of calculating compliance with Section 7.11 or determining the Leveraged-Based Applicable Rate (as defined in the definition of Applicable Rate) in respect of a proposed Pro Forma Transaction, such transaction shall be deemed to have occurred as of the first day of the four (4) fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such period, the “Measuring Period”).  As used herein, “Pro Forma Transaction” means (a) any incurrence or assumption of Indebtedness, (b) any removal of a Property as an Unencumbered Eligible Property (including a release of any Unencumbered Property Subsidiary from its obligations under the Guaranty) or any direct or indirect Disposition of any Person or Property (including through a merger, dissolution, liquidation or consolidation thereof), or (c) the making of any Investment or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into).  In connection with any calculation relating to Section 7.11 upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable and in a manner reasonably satisfactory to the Administrative Agent:

(i)any Indebtedness (x) that is to be incurred in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness incurred since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be retired or repaid in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness retired or repaid since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period;

(ii)income statement items (whether positive or negative) attributable to (x) any Person or Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction, and all other Persons and Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, shall be excluded and (y) any Person or Property being acquired in connection with such Pro Forma Transaction, and all other Persons and Properties acquired since the last day of such Measuring Period, shall be included as of the first day of such Measuring Period;

(iii)Total Asset Value shall (x) exclude the portion of Total Asset Value attributable to any Person or Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction and all other Persons and Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, and (y) include, as of the first day of such Measuring Period, the acquisition price of any Person or Property being acquired in connection with such Pro Forma Transaction and the acquisition price paid for all other Persons and Properties acquired since the last day of such Measuring Period;

(iv)Unencumbered Asset Value shall (x) exclude the portion of Unencumbered Asset Value attributable to any Unencumbered Eligible Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction and all other Unencumbered Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, and (ii) include, as of the first day of such Measuring Period, the acquisition price of any Property being acquired in connection with such Pro Forma Transaction (to the extent such property will be an Unencumbered Eligible Property upon the acquisition thereof) and the acquisition price paid for all other Unencumbered Eligible Properties acquired since the last day of such Measuring Period; and

(v)to the extent any other pro forma adjustments are to be included in connection with any such calculation, such adjustments are (A) directly attributable to such Pro Forma Transaction, (B) expected to have a continuing impact on the Consolidated Group and (C) factually supportable (in the judgment of the Administrative Agent).

“Property” means any Real Property which is owned or ground leased, directly or indirectly, by the REIT or a Subsidiary thereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Tenants” means a tenant that is party to a lease of all or a portion of a Property and is not (i) in default with respect to the payment of base rent under such lease or any material nonmonetary default thereunder, in each case for a period of sixty (60) days or more and (ii) not subject to any proceeding under any Debtor Relief Law.

“Real Property” as to any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Non-Recourse Carve-Outs shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT” has the meaning specified in the first introductory paragraph hereto.

“REIT Guaranty Election Notice” means a written notice provided by the REIT to the Administrative Agent to the effect that the REIT has irrevocably elected to Guarantee the Revolving Credit Facility.

“REIT Guaranty Event” means the occurrence of either (a) the receipt by the Administrative Agent of a REIT Guaranty Election Notice or (ii) the REIT becomes a borrower or guarantor of, or otherwise obligated in respect of any Indebtedness.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultant, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Payment” has the meaning specified in Section 10.10.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Financial Information” means, with respect to each fiscal period or quarter of the REIT (a) the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (b) the Compliance Certificate and other calculations required to be delivered to the Administrative Agent pursuant to Section 6.02(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s participation in L/C Obligations being deemed “held” by such Lender for purposes of this computation).  The Total Credit Exposure of, and Total Outstandings held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lenders that are the applicable L/C Issuer in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.14(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (i) in the case of any Loan Party that has one or more officers, the chief executive officer, president, chief financial officer, chief accounting officer, executive vice president, vice president - treasury, vice president, treasurer, assistant treasurer or controller of such Loan Party, (ii) in the case of any Loan Party that does not have any officers, the chief executive officer, president, chief financial officer, chief accounting officer, executive vice president, vice president - treasury, vice president, treasurer, assistant treasurer or controller of the REIT or such Loan Party’s general partner, as applicable, (iii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the REIT, and (iv) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers listed in clause (i) (and, in the case of a Loan Party that does not have any officers, any other officer or employee of the REIT or such Loan Party’s general partner so designated by any of the foregoing officers listed in clause (ii)) in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party (and, in the case of a Loan Party that does not have any officers, any other officer or employee of the REIT or such Loan Party’s general partner) designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party (and, in the case of a Loan Party that does not have any officers, the REIT or such Loan Party’s general partner) and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party (and, in the case of a Loan Party that does not have any officers, the REIT or such Loan Party’s general partner).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolver Maturity Date” means the later of (i) the Initial Revolver Maturity Date and (ii) if the Initial Revolver Maturity Date is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Revolver Maturity Date shall be the next preceding Business Day.

“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.  On the Closing Date, the Revolving Credit Facility is $750,000,000.

“Sanction(s)” means any economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Revolver Maturity Date” means March 17, 2027.

“Secured Debt Reserve” has the meaning specified in Section 7.11(b).

“Secured Indebtedness” means Indebtedness of any Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or leased by the REIT, any Subsidiary thereof or any Unconsolidated Affiliate, as applicable, and in connection with any calculation relating to Section 7.11, means, at any time, Total Indebtedness that is Secured Indebtedness.

“Secured Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Secured Indebtedness, divided by (b) Total Asset Value.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the REIT whose contribution to Total Asset Value as of the last day of the then most recently ended fiscal quarter was equal to or greater than 5% of the Total Asset Value at such date (it being understood that such calculations shall be determined in the aggregate for all Subsidiaries of the REIT subject to any of the events specified in clause (e), (f), (g) or (h) of Section 8.01).

“Single Asset Entity” means a Person (other than an individual) that (a) only owns or ground leases pursuant to an Eligible Ground Lease a Property and/or cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of such Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning specified in the definition of Single Asset Entity.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” (a) with respect to Daily Simple SOFR, means 0.10% (10 basis points) and (b) with respect to Term SOFR, means 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points) for an Interest Period of three-months’ duration and 0.25% (25 basis points) for an Interest Period of six-months’ duration.

“Solvency Certificate” means a solvency certificate of the chief financial officer, chief accounting officer or vice president - treasury of the REIT, as general partner of the Borrower, substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Revolving Advance” has the meaning specified in Section 2.05(a).

“Subsidiary” means, with respect to any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT.

“Subsidiary Guarantor” means, (a) at all times prior to an Investment Grade Release, all existing and future direct and indirect Subsidiaries of the REIT other than Excluded Subsidiaries and (b) upon and at all times following an Investment Grade Release, each Unencumbered Property Subsidiary (if any) that is a co-borrower or guarantor of, or otherwise is obligated in respect of, any Unsecured Indebtedness, unless, in each case under clauses (a) and (b), released in accordance with Section 11.19(b) or (c), as applicable, or otherwise with the consent of the Administrative Agent and Required Lenders.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 1.08(a).

“Sustainability Margin Adjustment” means with respect to any KPI Metric Report for any period between Sustainability Pricing Adjustment Dates, an amount (whether negative or zero), expressed as a percentage, equal to the Greenhouse Gas Emissions Applicable Rate Adjustment Amount.

“Sustainability Report” means the annual non-financial disclosure according to the Global Reporting Initiative (GRI) Standard for Sustainability Reporting publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower).

“Sustainability Table” means the Sustainability Table set forth on Schedule 1.08.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any nationally recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such

Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means

(a)with respect to any Interest Period, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means (a) with respect to Recourse Indebtedness of any Person, $50,000,000, (b) with respect to Nonrecourse Indebtedness of any Person, $150,000,000, (c) with respect to the Swap Termination Value owed by any Person, $50,000,000 and (d) in all other cases, $50,000,000.

“TL Tranche” has the meaning specified in Section 2.18(a).

“TL Tranche Borrowing” means, with respect to any TL Tranche, a borrowing consisting of simultaneous loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders participating in such TL Tranche.

“Total Asset Value” means, on any date of determination, the sum of (a) the quotient obtained by dividing (i) (A) for all Properties that have been owned or ground leased by a member of the Consolidated Group for the period of eight full fiscal quarters most recently ended on or prior to such date of determination, the aggregate NOI from such Properties for the fiscal quarter most recently ended on or prior to such date of determination (excluding the NOI of any Property not owned or ground leased for the entirety of such eight fiscal quarter period)

multiplied by (B) four, by (ii) the Capitalization Rate, (b) for any acquired Property (other than land, or properties that are under construction or otherwise under development and not yet substantially complete) that has not been owned or ground leased by a member of the Consolidated Group for the period of eight full fiscal quarters most recently ended on or prior to such date of determination, the acquisition price paid for such Property, (c) the fair market value of publicly traded securities, cash and Cash Equivalents (without duplication), in each case owned by the REIT and its Subsidiaries as of the last day of the fiscal quarter most recently ended on or prior to such date of determination, (d) the aggregate GAAP book value of all Properties that constitute unimproved land as of the last day of the fiscal quarter most recently ended on or prior to such date of determination, (e) the aggregate GAAP book value of all mortgage notes receivable held by the REIT and its Subsidiaries as of the last day of the fiscal quarter most recently ended on or prior to such date of determination, (f) the aggregate GAAP book value of all Properties that are under construction or otherwise under development and not substantially complete as of the last day of the fiscal quarter most recently ended on or prior to such date of determination and (g) prepaid expenses and fully refundable cash funds owned by the Borrower or a Subsidiary thereof that are held in escrow, such as fully refundable deposits made by the Borrower and its Subsidiaries under sales agreements; provided that the Consolidated Group’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in clause (c) above) will be included in the calculation of Total Asset Value on a basis consistent with the above described treatment for Wholly-Owned Properties and other assets, and Total Asset Value shall not include the portion of the foregoing items and components referenced in clauses (a) through (g) above that is attributable to Partial Interests.

Notwithstanding anything to the contrary contained in this definition, for purposes of calculating Total Asset Value at any time:

(I)Each calculation pursuant to clause (a) or clause (b) of the foregoing paragraph shall exclude therefrom the Properties commonly referred to as “1633 Broadway” and “1301 Avenue of the Americas”; and

(II)Each calculation of Total Asset Value shall include:

a.with respect to the Property commonly referred to as “1633 Broadway”, an amount equal to the greater of (i) the Appraised Value of such Property on such date of determination and (ii) the quotient obtained by dividing (A) the NOI for the fiscal quarter most recently ended on or prior to the date of determination that is attributable to the Property commonly referred to as “1633 Broadway”, annualized on a basis reasonably acceptable to the Administrative Agent, by (B) the Capitalization Rate; and

b.with respect to the Property commonly referred to as “1301 Avenue of the Americas”, an amount equal to the greater of (i) the Appraised Value of such Property on such date of determination and (ii) the quotient obtained by dividing (A) the NOI for the fiscal quarter most recently ended on or prior to the date of determination that is attributable to the Property commonly referred to as “1301 Avenue of the Americas”, annualized on a basis reasonably acceptable to the Administrative Agent, by (B) the Capitalization Rate; and

(III)Not more than 35% of the Total Asset Value at any time may be attributable to Investments in the following types of assets (after giving effect to such Investment), with any excess over the foregoing limit being excluded from Total Asset Value:

a.unimproved land holdings (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns unimproved land holdings);

b.mortgages, mezzanine loans and notes receivable;

c.real property assets that are under construction or development, but not yet substantially complete (excluding for the avoidance of doubt, Properties under renovation);

d.Unconsolidated Affiliates (including through the purchase or other acquisition of Equity Interests of any Unconsolidated Affiliate); and

e.real property assets that are not office properties (it being understood that office properties may include retail components).

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitment and Revolving Credit Exposure of such Lender at such time.

“Total Indebtedness” means, as of any date of determination, the then aggregate outstanding amount of all Indebtedness of the REIT and its Subsidiaries on a consolidated basis.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Loan or a Daily SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority,

which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliates” means any Person (a) in which any member of the Consolidated Group, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the REIT on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the REIT under GAAP.

“Unencumbered Asset Value” means, as of any date of determination, the sum of (a) the quotient obtained by dividing (i) (A) for all Unencumbered Eligible Properties owned or ground leased pursuant to an Eligible Ground Lease for the period of eight full fiscal quarters most recently ended on or prior to such date of determination, the aggregate Unencumbered NOI from such Properties for the fiscal quarter most recently ended on or prior to the date of determination (excluding the Unencumbered NOI of any Property not owned or ground leased for the entirety of such eight fiscal quarter period) multiplied by four, by (ii) the Capitalization Rate, plus (b) for all Unencumbered Eligible Properties owned or ground leased pursuant to an Eligible Ground Lease as of the last day of the fiscal quarter most recently ended on or prior to such date of determination for a period less than eight full fiscal quarters most recently ended on or prior to such date of determination, the aggregate acquisition cost of such Properties.

“Unencumbered Eligible Property” has the meaning specified in the definition of “Unencumbered Property Criteria,” and on the Closing Date shall include the Properties listed on Schedule 1.01A.  For the avoidance of doubt, each Unencumbered Eligible Property that is owned or ground leased directly or indirectly by an Unencumbered Property Subsidiary that is the subject of a release pursuant to Section 11.19(b) will immediately upon such release cease to be an Unencumbered Eligible Property unless (x) such Property satisfies all of the Unencumbered Property Criteria (other than the criterion requiring such Unencumbered Property Subsidiary to be a Guarantor) and (y) the Administrative Agent provides its prior written consent.

“Unencumbered Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) the aggregate Unencumbered NOI with respect to all Unencumbered Eligible Properties for such fiscal quarter, to (b) the portion of Interest Expense for such fiscal quarter that is attributable to Unsecured Indebtedness.

“Unencumbered NOI” means, for any period for each Unencumbered Eligible Property, the remainder of (a) NOI for such Unencumbered Eligible Property for such period less (b) the Capital Expenditure Amount for such Unencumbered Eligible Property; provided that for purposes of calculating the aggregate Unencumbered NOI for all Unencumbered Eligible Properties at any time:

(a)not more than 25% of the aggregate Unencumbered NOI for all Unencumbered Eligible Properties at any time may come from any single tenant that is not an Investment Grade Tenant, with any excess over the foregoing limit being excluded from such aggregate Unencumbered NOI; and

(b)not more than 20% of the aggregate Unencumbered NOI for all Unencumbered Eligible Properties at any time may be in respect of Properties that are not office properties, with any excess over the foregoing limit being excluded from such aggregate Unencumbered NOI.

“Unencumbered Property Criteria” means, in order for any Property to be included as an Unencumbered Eligible Property it must meet and continue to satisfy each of the following criteria (each such property that meets such criteria being referred to as an “Unencumbered Eligible Property”):

(a)The Property is an office property (and may include retail components).

(b)The Property is Wholly-Owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to the Borrower or an Unencumbered Property Subsidiary that is a Subsidiary Guarantor or, after the occurrence of the Investment Grade Release, is not required to be a Subsidiary Guarantor.

(c)Each Unencumbered Property Subsidiary with respect to the Property is organized in a state within the United States or in the District of Columbia, and the Property itself is located in a state within the United States or in the District of Columbia.

(d)The Equity Interests (and the right to any income therefrom or proceeds thereof) of each Unencumbered Property Subsidiary with respect to such Property are not subject to any Liens or other encumbrances (other than Permitted Equity Encumbrances).

(e)The Property (and the right to any income therefrom or proceeds thereof) is not subject to any ground lease (other than an Eligible Ground Lease), Lien and/or encumbrance or any restriction on the ability of the REIT, the Borrower and each Unencumbered Property Subsidiary with respect to such Property to transfer or encumber such Property or income therefrom or proceeds thereof (other than Permitted Property Encumbrances).

(f)The Property does not have any title, survey, environmental, structural, architectural or other defects that would interfere with the use of such properties for their intended purpose in any material respect and shall not be subject to any condemnation or similar proceeding.

(g)No Unencumbered Property Subsidiary with respect to such Property is subject to any proceedings under any Debtor Relief Law.

(h)No Unencumbered Property Subsidiary with respect to such Property shall incur or otherwise be liable for any Indebtedness (other than (x) Indebtedness under the Revolving Credit Facility, (y) guaranties of Unsecured Indebtedness so long as such Unencumbered Property Subsidiary is a Subsidiary Guarantor and (z) in the case of an Unencumbered Property Subsidiary that indirectly owns all or any portion of an

Unencumbered Eligible Property (an “Indirect Owner”), unsecured guaranties of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Non-Recourse Carve-Outs).

In addition, the Administrative Agent may in its discretion agree to include as an Unencumbered Eligible Property a Property that (a) is not an office property, subject to (i) compliance with all other Unencumbered Property Criteria, as same may be adjusted by the Administrative Agent, acting in consultation with the Borrower, to reflect the type of Property to be included and (ii) adjustment of the definitions of Capital Expenditure Amount and Capitalization Rate and such other terms and conditions of this Agreement as the Administrative Agent, acting in consultation with the Borrower, reasonably deems appropriate to reflect the type of Property to be included or (b) otherwise does not satisfy all the Unencumbered Property Criteria but only to the extent contemplated in Section 6.12(c).

“Unencumbered Property Subsidiary” means each Subsidiary of the Borrower that owns or ground leases, directly or indirectly, all or a portion of any Unencumbered Eligible Property.

“Unsecured Debt Reserve” has the meaning specified in Section 7.11(d).

“Unsecured Leverage Ratio” means as of any date of determination, the quotient (expressed as a percentage) of (i) Unsecured Indebtedness, divided by (ii) Unencumbered Asset Value.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Cash” means, as of any date, an amount equal to aggregate amount of cash and Cash Equivalents of the Consolidated Group on such date that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash and Cash Equivalents are maintained).

“Unsecured Indebtedness” means Indebtedness of any Person that is not Secured Indebtedness, and in connection with any calculation relating to Section 7.11, means, at any time, Total Indebtedness that is not Secured Indebtedness.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such Person.  For purposes hereof, so long as the Borrower remains a Subsidiary of the REIT, the Borrower and its Wholly-Owned Subsidiaries shall be deemed to be Wholly-Owned Subsidiaries of the REIT.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the phrase “would not reasonably be expected to have a Material Adverse Effect” and words of similar import shall be construed to mean  “would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect” and the phrase “would reasonably be expected to have a Material Adverse Effect” and words of similar import shall be construed to mean  “would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any Division Successor shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein or determining the Leveraged-Based Applicable Rate (as defined in the definition of Applicable Rate), Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP  (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the REIT and its Subsidiaries or to the determination of any amount for the REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.08Sustainability Adjustments.

(a)Following the date on which the Borrower provides a Pricing Certificate in respect of the most recently ended calendar year, the Applicable Rate shall be decreased (or not adjusted), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Margin Adjustment shall be determined as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 1.08(f) based upon the KPI Metric set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Rate resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f)).

(b)For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Rate will never be reduced by more than 0.01%, pursuant to the Sustainability Margin Adjustment during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Rate by reason of meeting the KPI Metric in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.

(c)It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Borrower within the period set forth in Section 1.08(f), no Sustainability Margin Adjustment will be made to the Applicable Rate commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f) and continuing until the Borrower delivers a Pricing Certificate to the Administrative Age.

(d)If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in the Sustainability Margin Adjustment or the KPI Metric as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers, not later than 10 Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower), or (B) the Borrower and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Margin Adjustment or the KPI Metric would have resulted in no adjustment to the Applicable Rate for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or any comparable event under non- U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), but in any event within 10 Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Margin Adjustment or the KPI Metric would have resulted in a decrease in the Applicable Rate for any period, then, upon receipt by the Administrative Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Margin Adjustment or the KPI Metric, as applicable), commencing on the Business Day following receipt by the Administrative Agent of such notice, the Applicable Rate shall be adjusted to reflect the corrected calculations of the Sustainability Margin Adjustment or the KPI Metric, as applicable.

It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any letter of credit; provided, that, the Borrower complies with the terms of this Section 1.08(d) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by the Administrative Agent in accordance with such paragraph, (b) any nonpayment of such additional amounts prior to or concurrently with such demand for payment by the Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate prior to such a demand.

(e)Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(f)As soon as available and in any event within 120 days following the end of each calendar year (commencing with the calendar year ending December 31, 2021), Borrower may deliver a Pricing Certificate to the Administrative Agent (and the Administrative Agent shall promptly provide a copy to each Lender) for the most recently-ended calendar year; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 120-day period shall result in the Sustainability Margin Adjustment being applied as set forth in Section 1.08(c)). In the event the Borrower’s fiscal year is changed to a non-calendar year fiscal year, the Borrower will be permitted to adjust the timing of delivery of the Pricing Certificate at its election.

ARTICLE II.the COMMITMENTS and Credit Extensions

2.01Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans denominated in Dollars (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Revolving Credit Facility and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.07, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans, Daily SOFR Loans or Term SOFR Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Committed Loans.

(a)Each Borrowing, each conversion of Loans from one Type to another, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Daily SOFR Loans or Base Rate Loans, and (ii) on the requested date of any Borrowing of Daily SOFR Loans or Base Rate Loans or conversion of Daily SOFR Loans to Base Rate Loans or Base Rate Loans to Daily SOFR Loans.  Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.04(c), each Borrowing of or conversion to Daily SOFR Loans or Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to another, or a continuation of Term SOFR Loans and, if applicable, the Facility under which such request is being made, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans,

and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Committed Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above; provided, further that the Administrative Agent shall notify the Borrower in the event that any proceeds of any Committed Borrowing are applied to the payment of any L/C Borrowings.

(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or requested as or converted to Daily SOFR Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)With respect to SOFR, Daily Simple SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03[Intentionally Omitted].

2.04Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries and Controlled Affiliates, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and Controlled Affiliates and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Revolving Credit Facility, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Subfacility.  Each request by the Borrower for the issuance or amendment (including any extension) of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)No L/C Issuer shall issue any Letter of Credit, if:

(A)subject to Section 2.04(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent, the applicable L/C Issuer and the Required Lenders have approved such expiry date; or

(B)the expiry date of the requested Letter of Credit would occur after the first anniversary of the Revolver Maturity Date; provided that, if the expiry date of any Letter of Credit is beyond the Revolver Maturity Date, the Borrower shall comply with the requirements of Section 2.19(a).

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $50,000;

(D)the Letter of Credit is to be denominated in a currency other than Dollars;

(E)any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s Letter of Credit Sublimit; provided that, subject to the limitations set forth in the proviso to the first sentence of Section 2.04(a)(i), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of its Letter of Credit Sublimit.

(iv)No L/C Issuer shall amend or extend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)No L/C Issuer shall be under any obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended or extended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative

Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, by a single L/C Issuer selected by the Borrower, upon the request of the Borrower delivered to such L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and reasonable detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and reasonable detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)Promptly after receipt of any Letter of Credit Application for a Letter of Credit, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent (who shall in turn make available same to the Lenders) with a copy thereof.  Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary or Controlled Affiliate) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit by an L/C Issuer, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application in respect of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)If the Borrower so requests in any applicable Letter of Credit Application for a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  The Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any compliant notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof (such notification provided by an L/C Issuer to the Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”).  If an L/C Draw Notice with respect to a Letter of Credit is received by the Borrower (x) on or prior to 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, a “L/C Honor Date”), then, not later than 1:00 p.m. on the L/C Honor Date, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the L/C Honor Date, then, not later than 11:00 a.m. on the first Business Day following the L/C Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Borrower, pursuant to clauses (x) and (y) of this sentence, is required to reimburse the L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided, however, that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the L/C Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the L/C Honor Date until such time as the L/C Issuer is reimbursed in full therefor (whether through payment by the Borrower and/or through a Committed Loan or L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.04(c)) at a rate equal to (A) for the period from and including the L/C Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Base Rate Loan and (B) thereafter, at the Default Rate applicable to a Base Rate Loan.  Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower upon demand to the Administrative Agent, solely for the account of the applicable L/C Issuer.  If the Borrower fails to reimburse the applicable L/C Issuer for the full amount of the Unreimbursed Amount in accordance with the preceding sentence on the applicable L/C Reimbursement Date, the Administrative Agent shall promptly notify each Lender that a payment was made on the Letter of Credit, the L/C Honor Date, the L/C Reimbursement

Date (if different from the L/C Honor Date), the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the L/C Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuers for amounts drawn under any Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed

Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by such L/C Issuer, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Loan Party.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuers.  Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit (or UCP if required, subject to the applicable Letter of Credit Issuer’s approval).  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.20, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date with respect to such Letter of Credit and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a per annum rate equal to 0.125% computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Subsidiaries and Controlled Affiliates.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or Controlled Affiliate, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or Controlled Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and Controlled Affiliates.

(l)L/C Issuer Reports to Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent with written reports from time to time, as follows:

(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, a written report that includes the date of such issuance, amendment, renewal, increase or extension and the stated amount and currency of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;

(iii)on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, a written report that includes the date of such failure and the amount of such payment;

(iv)on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)(x) on the last Business Day of each calendar month and (y) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such L/C Issuer, a written report that includes the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.05Special Revolving Advances.

(a)Request for Special Revolving Advance.  From time to time, subject to the terms and conditions set forth herein, the Borrower may request, by written notice to the Administrative Agent (for distribution to the applicable Lenders) at least 30 days prior to the proposed date of a Committed Borrowing, that the proceeds of such Committed Borrowing be used to refinance certain secured mortgage Indebtedness of the Borrower and/or its Subsidiaries that is secured by a parcel of Real Property that will, upon such refinancing constitute a Property, in which event, a portion of the Committed Loans equal to the amount of the Committed Borrowing made hereunder in connection with such refinancing (each a “Special Revolving Advance”) may, at the Borrower’s election, be secured by the refinanced mortgage (prior to any such refinancing, an “Existing Mortgage”).  For the avoidance of doubt an Assigned Mortgage will not include a leasehold mortgage.

(b)Conditions Precedent to a Special Revolving Advance.  Without limiting any other provisions of this Agreement and in addition to the conditions precedent set forth in Section 4.02 with respect to the funding of Loans, the obligation of each Lender to fund its Applicable Percentage of each Special Revolving Advance is subject to the Administrative Agent’s receipt of each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)written confirmation from the existing lender (the “Existing Mortgage Lender”) of the outstanding principal amount of the loan secured by the Existing Mortgage (the “Existing Mortgage Debt”) and evidence that the loan secured by the Existing Mortgage will be paid and satisfied in full concurrently with the funding of the Special Revolving Advance, which may be in the form of a payoff letter (and related documentation) that is in form and substance reasonably satisfactory to the Administrative Agent;

(ii)the originals of each outstanding promissory note evidencing the Existing Mortgage Debt (the “Existing Mortgage Note”) (or if the original Existing Mortgage Note shall have been lost, destroyed or mutilated, a copy of the Existing Mortgage Note and a lost note affidavit by the Existing Mortgage Lender in favor of Administrative Agent), and if available, all other notes evidencing the Existing Mortgage Debt;

(iii)an allonge to or assignment of the Existing Mortgage Note, duly executed and delivered by the Existing Mortgage Lender to the Administrative Agent;

(iv)an assignment of the Existing Mortgage in form recordable and otherwise acceptable to the Administrative Agent (provided such assignment may assign the Existing Mortgage without representation or warranty), duly executed and acknowledged by the Existing Mortgage Lender, together with the original Existing Mortgage (or, if the original Existing Mortgage is not available, a copy of same duly certified as true and correct by a title company, title agent or title abstracter reasonably acceptable to Administrative Agent);

(v)an amendment or amendment and restatement of each of the Existing Mortgage and the Existing Mortgage Note, as applicable, to provide for economic and other terms which are identical to those of the Loans (e.g., the maturity date shall be amended to be the applicable maturity date hereunder and the interest rate and payment terms will be amended to be the same as those hereunder, together with such other modifications to the terms of such Existing Mortgage and Existing Mortgage Note as reasonably requested by the Administrative Agent, (each such amended or amended and restated Existing Mortgage being referred to herein as an “Assigned Mortgage” and each such amended or amended and restated Existing Mortgage Note being referred to herein as an “Assigned Mortgage Note”), duly executed by each Loan Party party thereto;

(vi)evidence that no portion of the Mortgage Property is or will, under the Flood Disaster Protection Act of 1973, be located in a “Special Flood Hazard Area,” or within a “Flood Zone” designated A or V in a participating community located within a Special Flood Hazard Area;

(vii)a duly executed environmental indemnity agreement among the Borrower, the Subsidiary, if any, that is the owner of such Mortgage Property and the Administrative Agent;

(viii)evidence that all mortgage recording taxes shall have been paid with respect to the Assigned Mortgage;

(ix)if requested by the Administrative Agent or any Lender, a customary and favorable written legal opinion of Willkie Farr & Gallagher LLP and/or other counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, covering matters customarily addressed in connection with the grant of a real estate mortgage and relating to the documents delivered pursuant to this Section 2.05 as the Administrative Agent shall reasonably request; and

(x)such other documents, agreements and instruments as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

(c)Limitations on Special Revolving Advances.  Notwithstanding anything to the contrary contained herein, (i) no more than one Special Revolving Advance shall be outstanding, and no more than one Assigned Mortgage shall be in effect, at any time and (ii) no more than three Special Revolving Advances will be made, and no more than three Assigned Mortgages, will be accepted by the Administrative Agent, during the term of the Facilities.

(d)Termination and Release.

(i)Any Assigned Mortgage may be released at any time at the request of the Borrower, and in connection therewith the Administrative Agent shall, at the Borrower’s sole expense, enter into such documents and instruments as are required to effect such release, in each case in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

(ii)The Administrative Agent may, and shall at the direction of the Required Lenders, terminate and release any Assigned Mortgage; provided that the Administrative Agent shall have given the Borrower notice thereof at least ten (10) Business Days prior to any such termination and release, except that the Administrative Agent shall not be required to give any such prior notice to the Borrower if the Administrative Agent, in its reasonable discretion, has determined that delay of such termination and release would be detrimental to the Administrative Agent, the L/C Issuers or the Lenders.  In connection with any such termination and release, the Borrower shall, at its sole expense, enter into such documents and instruments as are required to effect such release, in each case in form and substance reasonably acceptable to the Administrative Agent, and upon any such termination and release the Borrower will be required to prepay the related Special Revolving Advance.

(iii)Notwithstanding anything to the contrary contained in this Agreement, the termination and/or release of any Assigned Mortgage shall not constitute a waiver, termination or release of any of the other rights and remedies of the Administrative Agent, the L/C Issuers or the Lenders under the Loan Documents.

(e)Indemnification.  Neither the Administrative Agent nor any of the Lenders will be responsible for any losses, costs or expenses incurred by the Borrower or any of its Affiliates in connection with the loss of any mortgage recording tax credits pertaining to any Existing Mortgage or any Assigned Mortgage.  Further, without limitation of any of the Borrower’s obligations under Section 11.04(b) or any other indemnification obligations of the Borrower under this Agreement, the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each Lender and each other Indemnitee from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and the reasonable and documented fees, charges and disbursements of one primary counsel to all Indemnitees and, if necessary, one local counsel in each relevant jurisdiction, unless conflicts of interests require the retention of an additional counsel, incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) actually incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties in connection with, arising out of, or by reason of, any of the transactions or arrangements contemplated under this Section 2.05 or any suit, cause of action, claim, arbitration, investigation or settlement, consent decree, subpoena or other proceeding relating thereto, including, without limitation, any losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses resulting from the failure of any Person to pay any mortgage recording taxes associated with as Existing Mortgage or any Assigned Mortgage.

(f)Sharing of Proceeds from a Foreclosure or other Exercise of Remedies in respect of an Assigned Mortgage.  Notwithstanding the fact that an Assigned Mortgage only secures a Special Revolving Advance (and not any Obligations in respect of any other Loans or Credit Extensions), each Lender hereby agrees (and directs the Administrative Agent) that in the event of a foreclosure or other exercise of remedies in respect of the Assigned Mortgage (whether pursuant to any contract, Law (including any Debtor Relief Law) or otherwise), all proceeds received in respect thereof shall be applied to all Obligations in accordance with Section 8.03.  In furtherance thereof, each Lender hereby agrees that if, in connection with a foreclosure or other exercise of remedies in respect of an Assigned Mortgage, such Lender obtains any payment in respect thereof in excess of its ratable share due to all Lenders under Section 8.03, then such Lender shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with Section 8.03, provided that if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

2.06[Intentionally Omitted].

2.07Prepayments.

(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the

Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Daily SOFR Loans and Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Daily SOFR Loans and Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together, in the case of any Term SOFR Loan, any additional amounts required pursuant to Section 3.05.  Subject to Section 2.20, each such prepayment received (i) at a time that no Event of Default is continuing shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages and (ii) at a time that an Event of Default is continuing shall be applied to or, in the case of L/C Obligations that consist of the aggregate amount available to be drawn under all outstanding Letters of Credit, Cash Collateralize, the Revolving Credit Exposure of all Lenders in accordance with their respective Applicable Percentages.

(b)[Intentionally omitted].

(c)If for any reason the Total Outstandings at any time exceed the Revolving Credit Facility then in effect, the Borrower shall immediately prepay Committed Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.07(c) unless after the prepayment in full of the Committed Loans the Total Outstandings exceed the Revolving Credit Facility then in effect; provided further that no such prepayment shall be applied to any Special Revolving Advance until all other then outstanding amounts under the Revolving Credit Facility have been prepaid or Cash Collateralized.

2.08Termination or Reduction of Revolving Credit Facility.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (c) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (i) the Total Outstandings would exceed the Revolving Credit Facility, or (ii) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Subfacility.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility.  Any reduction of the Revolving Credit Facility shall be applied to the Revolving

Credit Commitment of each Lender according to its Applicable Percentage, and upon any resulting reduction of the Letter of Credit Subfacility, the Letter of Credit Sublimit of each L/C Issuer shall be reduced on a pro rata basis.  All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.  Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 2.01 with an amended and restated schedule that reflects all such terminations and reductions.

2.09Repayment of Loans. The Borrower shall repay to the Lenders on the Revolver Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.10Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Daily SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate.

(b)(i)While any Event of Default exists under Section 8.01(a), Section 8.01(f) or Section 8.01(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (subject, in all cases other than an Event of Default under Section 8.01 in the payment of principal when due or an Event of Default under Section 8.01(f) or Section 8.01(g), to the request of the Required Lenders).

(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.11Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.04, subsection (b) of Section 2.16 and subsection (d) of Section 2.18:

(a)Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Facility has terminated, on the Outstanding Amount of all Committed Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.20.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)Other Fees.  (i) The Borrower shall pay to the Bookrunners and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever absent manifest error.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever absent manifest error.

2.12Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest, including those with respect to Daily SOFR Loans and Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, promptly on (and in any event within ten Business Days after) demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that no Default or Event of Default shall be deemed to have occurred as a result of any non-payment following demand until the expiration of such ten Business Day period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.04(c)(iii), 2.04(h) or 2.10(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Facility and the repayment of all other Obligations hereunder.

2.13Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business.  The Administrative Agent shall maintain the Register in accordance with Section 11.06(c).  The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records; provided that the Borrower’s obligation to deliver such Note shall only apply if the Lender does not already have a Note issued for such obligation.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its applicable Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower or any other Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower or any other Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower or any other Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following

Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Daily SOFR Loans or Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Daily SOFR Loans or Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, but, in the case of the Borrower, without duplication of any interest otherwise payable hereunder, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or any of the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or applicable L/C Issuers, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the applicable Lenders or applicable

L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan required to be made by such Lender, to fund any such participation required to be funded by such Lender or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.15Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the

Committed Loans and subparticipations in L/C Obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by all applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (w) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (x) allocation of optional prepayments among the Committed Loans made in accordance with Section 2.07(a), (y) the application of Cash Collateral provided for in Section 2.19, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.16Extension of Revolver Maturity Date.

(a)Notification of Extension.  The Borrower may, by written notice to the Administrative Agent (such notice, an “Extension Notice”) not earlier than 125 days and not later than 30 days prior to (i) the Initial Revolver Maturity Date, elect to extend the Revolver Maturity Date to the First Extended Revolver Maturity Date and (ii) the First Extended Revolver Maturity Date, elect to extend the Revolver Maturity Date to the Second Extended Revolver Maturity Date.  The Administrative Agent shall distribute each Extension Notice promptly to the Lenders following its receipt thereof.

(b)Conditions Precedent to Effectiveness of Revolver Maturity Date Extension.  As conditions precedent to each extension of the Revolver Maturity Date, the Borrower shall, on or prior to the then applicable Revolver Maturity Date, satisfy each of the following requirements for such extension to become effective:

(i)The Administrative Agent shall have received an Extension Notice within the period required under clause (a) above;

(ii)On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Revolver Maturity Date, no Event of Default shall have occurred and be continuing;

(iii)The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Lenders based on their respective Applicable Percentages as in effect on the date the proposed extension is to become effective, an extension fee in an amount equal to 0.0625% of the Revolving Credit Facility as of such date (it being agreed that each such extension fee shall be fully earned when paid and shall not be refundable for any reason); and

(iv)The Administrative Agent shall have received a certificate of the Borrower dated as of the date the proposed extension is to become effective signed by a Responsible Officer of the Borrower (i) (x) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (y) certifying that, as of the date the proposed extension is to become effective, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (if such resolutions included approval for an extension of the Revolver Maturity Date to the First Extended Revolver Maturity Date and/or the Second Extended Revolver Maturity Date, as applicable) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date the proposed extension is to become effective, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification and (z) for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Event of Default exists.

(c)Conflicting Provisions.  This Section shall supersede any provisions in Section 11.01 to the contrary.

2.17[Intentionally Omitted].

2.18Incremental Facilities.

(a)Request for Increase.  Provided that no Event of Default shall have occurred and is then continuing, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Revolving Credit Facility (each such increase, an “Incremental Revolving Increase”) or the establishment of a new (or increasing an existing) tranche of term loans that are pari passu with the Revolving Credit Facility (except to the extent that the Revolving Credit Facility is at any time secured by an Assigned Mortgage) and all other existing tranches of term loans (each a “TL Tranche”; each TL Tranche and Incremental Revolving Increase are collectively referred to as “Incremental

Facilities”); provided that (i) after giving effect to each such increase or establishment, the sum of the Revolving Credit Facility and the aggregate principal amount of all TL Tranches shall not exceed $1,500,000,000 in the aggregate, (ii) any such request for an increase or establishment shall be in a minimum amount of $25,000,000 or any lesser amount if such amount represents all remaining availability under the aggregate limit set forth in clause (i) above (or such lesser amount as the Borrower and the Administrative Agent may reasonably agree), (iii) all Incremental Facilities that constitute an increase in the Revolving Credit Facility or an increase in an existing TL Tranche, being on the same terms as the Revolving Credit Facility or the TL Tranche being increased, as the case may be, and (iv) all incremental commitments and loans provided as part of a newly established TL Tranche shall be on terms agreed to by the Borrower and the Lenders providing such TL Tranche; provided, that if the terms of such TL Tranche (other than the final maturity therefor) are not the same as the terms of a then existing TL Tranche, the operational, technical and administrative provisions of such TL Tranche shall be on terms reasonably acceptable to the Administrative Agent.

(b)Participation in Incremental Facility.  Each notice from the Borrower pursuant to Section 2.18(a) shall specify (i) whether it proposes an Incremental Revolving Increase or a TL Tranche and (ii) if it proposes a TL Tranche, the proposed terms thereof.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender (if any) identified in such notice is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lender).  Each Lender (if any) identified in such notice shall endeavor to notify the Administrative Agent within the specified period for a response whether or not it agrees to provide all or a portion of such increase and, if so, the amount of such requested increase that it proposes to provide.  Any Lender approached to provide all or a portion of such increase may elect or decline, in its sole discretion, to provide all or a portion of such increase in the applicable facility offered to it.  Any Lender not responding within such time period shall be deemed to have declined to provide any portion of the requested increase.  Any Eligible Assignee providing any portion of the requested increase that is not an existing Lender shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).  The Administrative Agent shall promptly notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(c)Effective Date and Allocations.  If any Facility is increased or established in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such Incremental Facility, the Increase Effective Date and, (x) in the case of an Incremental Revolving Increase, the amount of the Revolving Credit Commitment and Applicable Percentage of each Lender as a result thereof and (y) in the case of a TL Tranche, the amount of the term loan and pro rata share thereof each Lender as a result thereof.  The Administrative Agent is authorized and directed to amend and distribute to the Lenders, including any party becoming a Lender on the Increase Effective Date, a revised Schedule 2.01 that gives effect to the Incremental Facility and the allocation among the Lenders. Upon the effectiveness of any Incremental Facility, unless otherwise specifically provided herein, all references in the Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Committed Loans made pursuant to Incremental Revolving Increases and term loans that are made pursuant to TL Tranches.

(d)Conditions to Effectiveness of Increase.  As conditions precedent to each such Incremental Facility, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Facility or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (if such resolutions included approval to increase the aggregate principal amount of the Facilities to an amount at least equal to the sum of the Revolving Credit Facility and the aggregate principal amount of all outstanding TL Tranches after giving effect to such Incremental Facility) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Facility, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Increase Effective Date, except to the extent that (1) such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Event of Default shall have occurred and is then continuing, (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee that is becoming a Lender in connection with such Incremental Facility, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent and each L/C Issuer in the case of an Incremental Revolving Increase and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Revolving Credit Commitment will be increased and/or the amount of the TL Tranche to be provided by it, which confirmation shall be acknowledged and consented to in writing by each L/C Issuer in the case of an Incremental Revolving Increase, (iii) if requested by the Administrative Agent or any new Lender or Lender participating in the Incremental Facility, the Administrative Agent shall have received a customary opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Incremental Facility, (iv) if requested by any new Lender joining on the Increase Effective Date, the Administrative Agent shall have received a Note executed by the Borrower in favor of such new Lender, (v) the Borrower shall have paid any applicable fees and expenses as are due and payable in connection therewith and (vi) upon the reasonable request of any existing or new Lender that has proposed to participate in an Incremental Facility made at least ten (10) Business Days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, the PATRIOT Act and the Beneficial Ownership Regulation, in each case not later than five (5) Business Days prior to such Increase Effective Date.

(e)Settlement Procedures.  On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (d) of this Section 2.18, the Administrative Agent shall notify the Lenders of the occurrence of the Incremental Facility effected on such Increase Effective Date and the amount of the Revolving Credit Commitment and/or TL Tranche and Applicable Percentage of each Lender as a result thereof.  In the event that the increase in the Revolving Credit Facility results in any change to the Applicable Percentage of any Lender, then on the Increase Effective Date (i) the participation interests of the Lenders in any outstanding Letters of Credit shall be automatically reallocated among the Lenders in accordance with their respective Applicable Percentages after giving effect to such increase, (ii) any new Lender, and any existing Lender whose Revolving Credit Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Applicable Percentage of all existing Committed Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Lenders whose Applicable Percentage is decreasing such amounts as are necessary so that each Lender’s participation in existing Committed Loans will be equal to its adjusted Applicable Percentage, and (iv) if the Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Term SOFR Loan, then the Borrower shall pay any amounts required pursuant to Section 3.05 on account of the payments made pursuant to clause (iii) of this sentence.  In the event of a TL Tranche, on the Increase Effective Date each Lender participating in such Incremental Facility shall make a term loan to the Borrower in an amount equal to its pro rata share of such TL Tranche.

(f)Amendments.  If any amendment to this Agreement or any other Loan Document is required to give effect to any Incremental Facility or any Loan made pursuant thereto in accordance with this Section 2.18, then such amendment shall be effective if executed by the Borrower, each Lender (including any new Lender) participating in such Incremental Facility and the Administrative Agent (each such amendment is an “Incremental Facility Amendment”).  Notwithstanding anything to the contrary in Section 11.01, the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.18.

(g)Conflicting Provisions.  This Section shall supersede any provisions in Section 2.15 or 11.01 to the contrary.

2.19Cash Collateral.

(a)Certain Credit Support Events.  If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the expiry date of any Letter of Credit is after the Revolver Maturity Date, (iv) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (v) there shall exist a Defaulting Lender, the Borrower shall (x) at least thirty (30) days prior to the Revolver Maturity Date (or, in the case of a Letter of Credit issued or extended on or after thirty (30) days prior to the Revolver Maturity Date, on the date of such issuance or extension, as applicable) (in the case of clause (iii) above) or (y) immediately (in the case of clause (ii) above), or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (v) above, after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.04, 2.07, 2.20 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.20Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an L/C Issuer hereunder; third, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the applicable L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued by such L/C Issuer(s) under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the applicable Revolving Credit Commitments hereunder without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Lender that is a Defaulting Lender shall be entitled to receive any fee payable under Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender under this Agreement).

(B)Each Lender that is a Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C)With respect to any fee payable under Section 2.11(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable withholding agent ) requires the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by Loan Parties.  Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or  reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign

Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)if the Administrative Agent does not have an obligation to provide such forms by reason of being a Lender, then, at the times reasonably requested by the Borrower in writing, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (x) if the Administrative Agent is a U.S. Person, executed copies of IRS Form W-9 with respect to fees received on its own behalf, certifying that Administrative Agent is exempt from U.S. federal backup withholding tax, (y) if the Administrative Agent is not a U.S. Person, executed copies of IRS Form W-8ECI or IRS Form W-IMY (accompanied by all required supporting certificates and documentation), as applicable, with respect to fees received, and (z) if the Administrative Agent is not a U.S. Person, executed copies of Form W-8IMY with respect to other amounts received for the account of others which shall certify that the Administrative Agent is a “qualified intermediary” or a “U.S. branch”.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i)Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all other Obligations

3.02Illegality.  If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund any Credit Extensions or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon SOFR, Daily Simple SOFR and/ or Term SOFR, then, on notice thereof in reasonable detail by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Daily SOFR Loans or Term SOFR Loans or to convert Base Rate Loans to Daily SOFR Loans or Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the

Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon the Borrower’s receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Daily SOFR Loans and Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor (in the case of Term SOFR Loans), if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, in the case of Daily SOFR Loans or if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender (such Lender to advise the Administrative Agent promptly after knowledge of the change in circumstances) that it is no longer illegal  for such Lender to determine or charge interest rates based upon SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates; Replacement of Term SOFR and/or SOFR or a Successor Rate.

(a)Inability to Determine Rates.  If in connection with any request for a Daily SOFR Loan or a Term SOFR Loan, any conversion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan, any conversion of a Base Rate Loan or a Term SOFR Loan to a Daily SOFR Loan, or any continuation of a Term SOFR Loan, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or for determining the Daily Simple SOFR for any determination date with respect to an existing or proposed Daily SOFR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or the Daily Simple SOFR with respect to an existing or proposed Daily SOFR Loan, as the case may be, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans and/or to make Daily SOFR Loans, as applicable, or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Loans or Base Rate Loans or Term SOFR Loans to Daily SOFR Loans, shall be suspended, (to the extent of the affected Term SOFR Loans, Daily SOFR Loans or Interest Periods), and (y) in the event of a determination described in clause (i)(B) of the preceding paragraph with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first paragraph of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or a Borrowing of or conversion to Daily SOFR Loans (to the extent of the affected Term SOFR Loans, Daily SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans and Daily SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of Daily SOFR Loans, and at the end of their respective applicable Interest Period, in the case of Term SOFR Loans.

(b)Replacement of Term SOFR and SOFR or a Successor Rate.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining both SOFR and one month, three month and six month interest periods of Term SOFR, including, without limitation, because SOFR is not available or published on a current basis or the Term SOFR Screen Rate is not available or published on a current basis, as applicable, and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate, and the Federal Reserve Bank of New York or any successor administrator of SOFR, or a Governmental Authority having jurisdiction over the Administrative Agent or any such administrator with respect to its publication of SOFR and/or Term SOFR, as applicable, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR and one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate, as applicable, shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there are no successor administrators that are satisfactory to the Administrative Agent, that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which SOFR or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, on a date and time determined by the Administrative Agent (any such date, the “Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing SOFR and Term SOFR or any then current Successor Rate in accordance with this Section 3.03, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated in its reasonable discretion (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Notwithstanding the foregoing, each Lender agrees that amounts claimed under this Section 3.04 shall be reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then determines in good faith to be relevant); provided that in no event shall any Lender be required to disclose information of other borrowers.

3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily SOFR Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds (but not loss of profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Credit Facility, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.CONDITIONS PRECEDENT

4.01Conditions of Effectiveness.  The effectiveness of this Agreement is subject to satisfaction (or waiver) of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or email (in a .pdf format) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(v)a customary opinion of (i) Willkie Farr & Gallagher LLP, counsel to the Loan Parties and (ii) Venable LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)[reserved];

(vii)a certificate signed by a Responsible Officer of the Borrower certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in writing in any court or before any arbitrator or governmental authority related to the credit facilities being provided under this Agreement and the other Loan Documents or that would reasonably be expected to have a Material Adverse Effect and (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)a duly executed Solvency Certificate;

(ix)a duly completed Compliance Certificate signed by the chief financial officer of the Borrower, giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), together with rent rolls with respect to each Unencumbered Eligible Property listed on Schedule 1.01A;

(x)new Approved Appraisals for the Property commonly referred to as “1633 Broadway” and the Property commonly referred to as “1301 Avenue of the Americas”;

(xi)the financial statements referenced in Section 5.05(a) and (b); and

(xii)such customary documents, instruments, agreements or material information and such additional assurances or certifications with respect to satisfaction of the conditions precedent in this Section 4.01 as the Administrative Agent, any L/C Issuer or the Required Lenders reasonably may require.

(b)At least five Business Days prior to the Closing Date, the Administrative Agent and each Lender shall have received documentation and other information with respect to each of the Loan Parties requested at least ten Business Days prior to the Closing Date, that is required, in the Administrative Agent’s or such Lender’s judgment, by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and regulations implemented by the US Treasury’s Financial Crimes Enforcement Network under the Bank Secrecy Act.

(c)Any fees required to be paid to the Administrative Agent (for its own account or the account of the Lenders) and the Bookrunners on or before the Closing Date shall have been paid.

(d)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) at least two Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Term SOFR Loans) is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, the applicable L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except, solely in the case of a Subsidiary that is not a Loan Party, to the extent that the failure of such Subsidiary to be duly organized or formed and in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than under the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except with respect to any breach or contravention or payment referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than as have been duly obtained and are in full force and effect).

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the REIT and its Subsidiaries as of the date thereof and the consolidated results of their operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the REIT and its Subsidiaries as of the date thereof required to be disclosed therein in accordance with GAAP.

(b)The unaudited consolidated balance sheet of the REIT and its Subsidiaries dated September 30, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the REIT and its Subsidiaries as of the date thereof and the consolidated results of their operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or have a material effect on any Loan Party’s ability to pay the Obligations or perform its obligations under the Loan Documents, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property.  Each Loan Party and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09Environmental Compliance.  The Loan Parties and their respective Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10Insurance.  The properties of the REIT and its Subsidiaries that are necessary for the operation of their businesses are insured with financially sound insurance companies not Affiliates of the REIT, in such amounts, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the REIT or the applicable Subsidiary operates.

5.11Taxes.  The REIT and each of its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed, and have paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue for more than thirty (30) days, (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of each Loan Party, there is no proposed tax assessment against the REIT or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

5.12ERISA Compliance.

(a)Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

(e)The Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments.

5.13Subsidiaries; Equity Interests.  Set forth on Schedule 5.13 (a) is a complete and accurate list of all Subsidiaries of the REIT as of the Closing Date, showing as of the Closing Date (as to each such Person) the jurisdiction of its incorporation or organization, the type of organization it is and its true and correct U.S. taxpayer ID number and (b) sets forth the REIT’s true and correct U.S. taxpayer ID number.

5.14Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

(b)None of the REIT, any Person Controlling the REIT, or any Subsidiary of the REIT is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.15Disclosure.  No written information (other than projections, budgets, estimates, forward-looking statements and information of a general and/or economic nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) at the time so furnished, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information (including any projections, budgets, estimates, forward-looking statements and information of a general and/or economic nature), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information shall not be viewed as facts and is not a guarantee of future performance and actual results may differ materially from those set forth in such projected financial information).

5.16Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees binding on them or on their properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17[Intentionally Omitted].

5.18Solvency.  The Loan Parties and their Subsidiaries, taken as a whole and on a consolidated basis, are Solvent.

5.19OFAC.  None of the Loan Parties, any of their respective Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been used, directly or, to the knowledge of any Loan Party, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of the REIT or any Subsidiary thereof or any other Person located, organized or residing in any Designated Jurisdiction or who, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Bookrunner, any Arranger, the Administrative Agent or any L/C Issuer) of Sanctions.

5.20Anti-Money Laundering Laws; Anti-Corruption Laws.

(a)Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any Related Party thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the "Forty Recommendations" and "Nine Special Recommendations" published by the Organisation for Economic Cooperation and Development's Financial Action Task Force on Money Laundering.

(b)The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

5.21REIT Status; Stock Exchange Listing.

(a)The REIT is organized and operated in a manner that allows it to qualify for REIT Status.

(b)The REIT is publicly traded with securities listed on the New York Stock Exchange or The NASDAQ Stock Market.

5.22Unencumbered Properties.  Each Property included in any calculation of Unencumbered Asset Value or Unencumbered NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Unencumbered Property Criteria.”  As of the Closing Date, Schedule 1.01A is a true and complete list of all Unencumbered Eligible Properties.

5.23Subsidiary Guarantors.  Prior to the Investment Grade Pricing Effective Date, each Subsidiary of the REIT, other than Excluded Subsidiaries, is a Subsidiary Guarantor.  On and after the Investment Grade Pricing Effective Date, each Unencumbered Property Subsidiary (if any) that is a co-borrower or guarantor of, or otherwise is obligated in respect of, any Unsecured Indebtedness is a Subsidiary Guarantor.

5.24Affected Financial Institution.  Neither the Borrower nor any Guarantor is an Affected Financial Institution.

5.25Covered Entities.  No Loan Party is a Covered Entity.

ARTICLE VI.AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder (other than any indemnification obligations arising hereunder which are not then due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized), each Loan Party shall, and shall cause each of its Subsidiaries to (or, solely in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.10(b) and 6.12 the Borrower shall, and solely in the case of the covenants set forth in Section 6.17, the REIT shall):

6.01Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)within 90 days after the end of each fiscal year of the REIT (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case, to the extent required to be included in the REIT’s filings with the SEC, in comparative form the figures as of the end of and for the previous fiscal year (which comparative shall in the form and to the extent required to be included in the REIT’s filings with the SEC), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Big Four Accounting Firm or, if not a Big Four Accounting Firm, such other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification or exception with respect to the Obligations being treated as short-term indebtedness resulting solely from a maturity date under this Agreement occurring within one year from the time such opinion is delivered); and

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending March 31, 2022), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, chief accounting officer, vice president - treasury, treasurer or controller of the REIT as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)[reserved];

(b)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2021) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, vice president - treasury, treasurer or controller of the REIT (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), including a calculation, in form and substance reasonably satisfactory to the Administrative Agent, of Unencumbered Asset Value as of the last day of the fiscal period covered by such Compliance Certificate, together with rent rolls with respect to each Unencumbered Eligible Property included in such calculation;

(c)promptly after any request by the Administrative Agent, copies of any audit or management reports submitted to the REIT or its board of directors by its independent accountants in connection with any annual, interim or special audit of the accounts or books of the REIT;

(d)promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT, (ii) copies of each annual report, proxy or financial statement or other financial report sent to the limited partners of the Borrower and (iii) copies of all annual, regular, periodic and special reports and registration statements which the REIT may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)[reserved];

(f)promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding material issues concerning financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g)promptly, such additional material information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent (including at the direction of the Required Lenders) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 11.02 (as such website address may be updated by the Borrower from time to time by written notice to the Administrative Agent); or (ii) on which such documents are posted on the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the REIT shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the REIT with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent, any Bookrunner and/or any Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt

Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agrees that (w) they will identify that portion of the Borrower Materials that may be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Bookrunners, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Bookrunners and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03Notices.  Promptly notify the Administrative Agent for further distribution to each Lender:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)of the occurrence of any ERISA Event that would reasonably be expected to result in a liability in excess of the Threshold Amount;

(d)[reserved];

(e)of any material change in accounting policies or financial reporting practices by the REIT or any Subsidiary, including any determination by the Borrower referred to in Section 2.12(b);

(f)of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating of the REIT or the Borrower; provided, that the provisions of this clause (f) shall not apply until such time, if any, as the REIT or the Borrower obtains an Investment Grade Credit Rating; and

(g)at the time that the REIT becomes a borrower or a guarantor of, or otherwise is obligated in respect of, any Indebtedness.

Each notice pursuant to this Section 6.03 (other than Sections 6.03(e) through (g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken, if applicable, and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with reasonable detail any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Taxes.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all Federal and state and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary or except as could not reasonably be expected to give rise to a Material Adverse Effect.

6.05Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 and except, solely in the case of a Subsidiary that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect or constitute an Event of Default; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in the ordinary course in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except in each case of the foregoing clauses (a) through (c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance.  Maintain with financially sound insurance companies not Affiliates of the REIT, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses.

6.08Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in conformity in all material respects with the applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10Inspection Rights; Appraisals.

(a)Permit representatives and independent contractors of the Administrative Agent (who may be accompanied by representatives and independent contractors of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, that unless an Event of Default has occurred and is continuing, such visits shall be limited to once in any calendar year and only one such visit by the Administrative Agent per calendar year shall be at the expense of the Borrower.  Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of (i) any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information or (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Law or any binding agreement (if entered into in good faith without the intent of limiting this Section 6.10) or (ii) that is subject to attorney-client and/or attorney work product privilege.

(b)Permit and cooperate with the Administrative Agent or professionals (including consultants and appraisers) retained by the Administrative Agent to obtain an updated Approved Appraisal for the Property commonly referred to as “1633 Broadway” and/or for the Property commonly referred to as “1301 Avenue of the Americas”, which appraisals the Administrative Agent shall have the right to obtain at any time and from time to time, but no more than one (1) time in any two year period for each such Property, in each case, at the sole expense of the Borrower.

6.11Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12Additional Guarantors.

(a)Prior to the Investment Grade Release, notify the Administrative Agent at the time that any Person becomes a Subsidiary of the REIT or no longer qualifies as an Excluded Subsidiary, and promptly thereafter (and in any event within 45 days or such longer period as the Administrative Agent shall agree), cause such Subsidiary (unless such Subsidiary is an Excluded Subsidiary) to (i) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement in substantially the form attached hereto as Exhibit H or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) if requested by the Administrative Agent, (x) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(iii) and (iv) with respect to such Subsidiary and (y) customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form and substance reasonably satisfactory to the Administrative Agent, (iii) provide the Administrative Agent with the U.S. taxpayer identification for such Subsidiary and (iv) provide the Administrative Agent with all documentation and other information that the Administrative Agent, or any Lender through the Administrative Agent, reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender shall be reasonably satisfactory to the Administrative Agent or such Lender.

(b)On and after the Investment Grade Release, notify the Administrative Agent at the time that any Unencumbered Property Subsidiary becomes a co-borrower or a guarantor of, or otherwise is obligated in respect of, any Indebtedness of the Borrower or the REIT, and promptly thereafter (and in any event within 45 days or such longer period as the Administrative Agent shall agree), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement in substantially the form attached hereto as Exhibit H or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (ii) if reasonably requested by the Administrative Agent, (x) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(iii) and (iv) with respect to such Subsidiary and (y) customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form and substance reasonably satisfactory to the Administrative Agent, (iii) provide the Administrative Agent with the U.S. taxpayer identification for such Subsidiary and (iv) provide the Administrative Agent and each Lender with all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender shall be reasonably satisfactory to the Administrative Agent or such Lender.

(c)Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Subsidiary of the REIT are not reasonably satisfactory to the Administrative Agent or any Lender, such Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased, directly or indirectly, by such Subsidiary shall be included as an Unencumbered Eligible Property unless (i) such Property satisfies all of the Unencumbered Property Criteria (other than the criterion requiring such Subsidiary to be a Guarantor) and (ii) the Administrative Agent provides its prior written consent.

6.13Compliance with Environmental Laws.  Except as would not reasonably be expected to have a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the REIT nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14Minimum Property Condition.  The Loan Parties shall maintain compliance with the Minimum Property Condition at all times.

6.15[Reserved].

6.16Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance with applicable Anti-Corruption Laws and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.17Maintenance of REIT Status; Stock Exchange Listing.  The REIT will, at all times (i) continue to be organized and operated in a manner that will allow it to qualify for REIT Status and (ii) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

ARTICLE VII.NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder (other than any indemnification obligations arising hereunder which are not then due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien on any (i) Unencumbered Eligible Property (or any income from or proceeds of any thereof) other than Permitted Property Encumbrances or (ii) any Equity Interest (or any income from or proceeds thereof) of the Borrower or any Unencumbered Property Subsidiary other than Permitted Equity Encumbrances; or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Unencumbered Eligible Property or any Equity Interest of the Borrower or any Unencumbered Property Subsidiary.

7.02Investments.  Make any Investments, except:

(a)Investments in the form of cash or Cash Equivalents, and Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit;

(b)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(c)other Investments, so long as (i) no Event of Default has occurred and is continuing immediately before and after the making of such Investment and (ii) immediately after giving effect to the making of such Investment, the REIT and its Subsidiaries shall be in compliance (x) with the provisions of Section 7.07 and (y) on a Pro Forma Basis, with the provisions of Section 7.11.

Notwithstanding anything to the contrary contained herein, the REIT shall not be permitted to make any Investment at any time that it is not a Guarantor, except as permitted under Section 7.16.

7.03Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness unless (a) no Event of Default has occurred and is continuing immediately before and after the incurrence of such Indebtedness and (b) immediately after giving effect to the incurrence of such Indebtedness, the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11.

7.04[Intentionally Omitted].

7.05Fundamental Changes; Dispositions.  Merge, dissolve, liquidate, consolidate with or into another Person, make any Disposition (including, in each case, pursuant to a Division) or, in the case of any Subsidiary of the REIT, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except:

(a)any Subsidiary of the Borrower may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries of the Borrower, provided that if any Subsidiary Guarantor is merging with another Subsidiary of the Borrower that is not a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person (unless such Subsidiary Guarantor ceases to be a Subsidiary Guarantor as the result of such merger or consolidation);

(b)any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to the Borrower or another Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Subsidiary Guarantor that will remain a Subsidiary Guarantor after giving effect to such Disposition, then the transferee must be the Borrower or a Subsidiary Guarantor; and provided, further, that if any Subsidiary Guarantor consummates a Division, the Borrower must comply with applicable obligations under Section 6.12 with respect to each Division Successor;

(c)Dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the ordinary course of business or in accordance with past practice;

(d)Dispositions of property by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower; provided that if the transferor is a Subsidiary Guarantor, then the transferee must be the Borrower or a Subsidiary Guarantor; and provided, further, that if any Subsidiary Guarantor consummates a Division, the Borrower must comply with applicable obligations under Section 6.12 with respect to each Division Successor;

(e)Investments permitted by Section 7.02; and

(f)mergers, dissolutions, liquidations, consolidations or Dispositions not otherwise permitted above; provided that:

(i)no Event of Default has occurred and is continuing immediately before and after such transaction;

(ii)immediately upon giving effect thereto, the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11; and

(iii)in the event of the Disposition of an Unencumbered Eligible Property for which an Unencumbered Property Subsidiary is a Subsidiary Guarantor, or the Disposition, dissolution or liquidation of any Unencumbered Property Subsidiary of an Unencumbered Eligible Property, the provisions of Section 11.19(b) or (c), as applicable, shall be satisfied (and, in the case of any such Disposition that is effected pursuant to a Division, the Borrower must comply with applicable obligations under Section 6.12 with respect to each Division Successor).

Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be permitted to (i) merge, dissolve or liquidate or consolidate with or into any other Person unless after giving effect thereto the Borrower is the sole surviving Person of such transaction and no Change of Control results therefrom, (ii) consummate a Division or (iii) engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

7.06Restricted Payments.  Make, directly or indirectly, any Restricted Payment, except that the following shall be permitted:

(a)each Subsidiary of the Borrower may make Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, so long as the Borrower (directly or indirectly through its Subsidiaries) receives its proportionate share thereof;

(b)Restricted Payments payable solely in common Equity Interests of a member of the Consolidated Group;

(c)the Borrower may make Restricted Payments; provided, that, (i) if an Event of Default under Section 8.01(a) shall have occurred and be continuing or would result therefrom, the Borrower shall only be permitted to make cash Restricted Payments in an amount that will result in the REIT receiving the minimum amount of funds required to be distributed to its equity holders in order for the REIT to maintain its status as a REIT for federal and state income tax purposes and to pay franchise and similar Taxes to maintain its corporate existence, and (ii) no cash Restricted Payments shall be permitted under this clause (c) following an acceleration of the

Obligations pursuant to Section 8.02 or following the occurrence of any Event of Default under Section 8.01(f) or (g); and

(d)the REIT shall be permitted to make Restricted Payments with any amounts received by it from the Borrower pursuant to Section 7.06(c).

7.07Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the REIT and its Subsidiaries on the date hereof or any business(es) that are not reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, the business conducted on the date hereof.

7.08Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the REIT, whether or not in the ordinary course of business, involving aggregate payments or consideration for all such transactions in excess of $15,000,000 other than on fair and reasonable terms substantially as favorable to the REIT or such Subsidiary as would be obtainable by the REIT or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) Investments and Restricted Payments expressly permitted hereunder, (ii) transactions between or among the Borrower and its Subsidiaries at any time that the REIT is not a Guarantor, and transactions between or among the REIT and its Subsidiaries at any time that the REIT is a Guarantor, (iii) fees and compensation (whether in the form of cash, equity or otherwise) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the REIT or any Subsidiary thereof as determined in good faith by the board of directors of the REIT and in the ordinary course of business and (iv) transactions and arrangements existing on the Closing Date and disclosed in the reports filed by the REIT with the SEC under the Securities Act or the Securities Exchange Act prior to the Closing Date.

7.09Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (i) any Subsidiary to make Restricted Payments to the REIT, the Borrower, any Subsidiary Guarantor or to otherwise transfer property to the REIT, the Borrower or any Subsidiary Guarantor, (ii) the REIT or any Subsidiary of the Borrower (other than an Excluded Subsidiary) to Guarantee any Obligations or (iii) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure any Obligations; provided, that clauses (i) and (iii) of this Section 7.09 shall not prohibit any (A) limitation on Restricted Payments or negative pledges incurred or provided in favor of any holder of Secured Indebtedness that is owned to a non-Affiliate of the REIT and that is permitted under Section 7.03 (provided that such limitation on negative pledges shall only be effective against the assets or property securing such Indebtedness), (B) negative pledges contained in any agreement in connection with a Disposition permitted by Section 7.05 (provided that such limitation shall only be effective against the assets or property that are the subject of Disposition), (C) limitation on Restricted Payments by reason of customary provisions in joint venture agreements or other similar agreements applicable to Subsidiaries that are not Wholly-Owned Subsidiaries, (D) any limitation on Restricted Payments or negative pledges by reason of customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements, and (E) limitation on Restricted Payments by reason of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; provided, further, that notwithstanding the foregoing, in no event shall any negative pledge be permitted with respect to any Unencumbered Eligible Property or any Equity Interests of any Unencumbered Property Subsidiary.

7.10Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11Financial Covenants.

(a)Maximum Leverage Ratio.  Permit the Leverage Ratio to exceed 60% as of the last day of any fiscal quarter of the REIT; provided that, at Borrower’s option, for any fiscal quarter in which a member of the Consolidated Group consummates an acquisition of Real Estate and for up to the next three subsequent consecutive fiscal quarters, such maximum ratio may be increased to 65%; provided, further that in no event may such maximum ratio be more than 60% for more than four consecutive fiscal quarters in any five fiscal quarter period.  For purposes of this covenant, (i) Total Indebtedness shall be adjusted by deducting therefrom, without duplication, the amount of the Secured Debt Reserve and the Unsecured Debt Reserve and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted pursuant to clause (i) above.

(b)Maximum Secured Leverage Ratio.  Permit the Secured Leverage Ratio to exceed 50% as of the last day of any fiscal quarter of the REIT.  For purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom the sum of (x) Unrestricted Cash and (y) escrow and other deposits, in each case under clauses (x) and (y), to the extent available for the repayment of Secured Indebtedness that matures within 24 months of the applicable date of the calculation, to the extent that such sum exceeds $35,000,000 and there is an equivalent amount of funded Indebtedness included in Secured Indebtedness that matures within 24 months of the applicable date of the calculation (the “Secured Debt Reserve”), and without duplication of the Unsecured Debt Reserve and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted pursuant to clause (i) above.

(c)Minimum Fixed Charge Coverage Ratio.  Permit the ratio of Combined EBITDA to Fixed Charges for any fiscal quarter to be less than 1.50:1.00 as of the last day of such fiscal quarter of the REIT.

(d)Maximum Unsecured Leverage Ratio.  Permit the Unsecured Leverage Ratio to exceed 60% as of the last day of any fiscal quarter of the REIT; provided that, at Borrower’s option, for any fiscal quarter in which a member of the Consolidated

Group consummates an acquisition of Real Estate and for up to the next three subsequent consecutive fiscal quarters, such maximum ratio may be increased to 65%; provided, further that in no event may such maximum ratio be more than 60% for more than four consecutive fiscal quarters in any five fiscal quarter period.  For purposes of this covenant, (i) Unsecured Indebtedness shall be adjusted by deducting therefrom the amount of Unrestricted Cash in excess of $35,000,000 to the extent that there is an equivalent amount of funded Indebtedness included in Unsecured Indebtedness that matures within 24 months of the applicable date of the calculation (the “Unsecured Debt Reserve”), and without duplication of the Secured Debt Reserve and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted pursuant to clause (i) above.

(e)Minimum Unencumbered Interest Coverage Ratio.  Permit the Unencumbered Interest Coverage Ratio for any fiscal quarter to be less than 1.75:1.00 as of the last day of such fiscal quarter of the REIT.

7.12Amendments of Organization Documents.  At any time cause or permit any of its Organization Documents to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect in any material respect (taken as a whole) the rights of the Administrative Agent, any of the L/C Issuers or any of the Lenders hereunder or under any of the other Loan Documents.

7.13Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.14Anti-Money Laundering; Sanctions; Anti-Corruption Laws.

(a)Directly or, to its knowledge, indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

(b)Directly or, to its knowledge, indirectly use the proceeds of any Credit Extension for any purpose which would breach any Anti-Corruption Laws.

(c)Directly or, to its knowledge, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Lender, any Bookrunner, any Arranger, the Administrative Agent or any L/C Issuer) of Sanctions.

7.15Compliance with Environmental Laws.  Do, or permit any other Person to generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage,

release or disposal of, Hazardous Materials on any Real Property or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except with respect to any Real Property other than an Unencumbered Eligible Property where any such use, generation, conduct or other activity has not had and would not reasonably be expected to have a Material Adverse Effect.

7.16REIT Covenants.  Notwithstanding anything to the contrary contained herein or elsewhere, at any time that the REIT is not a Guarantor, the REIT shall not:

(a)directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Borrower and, if applicable, direct interests in the Borrower, and the management of the business of the Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Borrower;

(b)own any assets other than (i) interests, rights, options, warrants or convertible or exchangeable securities of the Borrower, (ii) assets that have been distributed to the REIT by its Subsidiaries in accordance with Section 7.06 that are held for ten (10) Business Days or less pending further distribution to equity holders of the REIT, (iii) assets received by the REIT from third parties (including the Net Equity Proceeds from any issuance and sale by the REIT of any its Equity Interests), that are held for ten (10) Business Days or less pending contribution of same to the Borrower, (iv) such bank accounts or similar instruments as it deems necessary to carry out its responsibilities under the Organization Documents of the Borrower and (v) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Borrower and its Subsidiaries, but which shall in no event include any Equity Interests other than those permitted in clauses (i) and (iii) of this clause (b);

(c)incur any Indebtedness unless the terms and conditions thereof expressly provide that recourse of the holders of such Indebtedness is limited to the REIT’s interests in the Borrower;

(d)make any Investment other than as permitted under clause (b) of this Section 7.16; and

(e)permit any Liens on any of its assets other than Liens in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

Nothing in this Section 7.16 shall prevent the REIT from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Loan Documents, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests, (iv) the payment of dividends, (v) making contributions to the capital of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of the Consolidated Group, (vii) providing indemnification to officers, managers and directors, (viii) any activities incidental to compliance with the provisions of the Securities Act, the Exchange Act, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt holders and (ix) any activities incidental to the foregoing.

ARTICLE VIII.EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(f), 6.03(a), 6.03(b), 6.03(c), 6.05 (with respect to the REIT, the Borrower and each Unencumbered Property Subsidiary) or 6.08 or Article VII or Article X; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (x) the date upon which a Responsible Officer of any Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or

(e)Cross-Default.  (i) The Borrower, the REIT or any Significant Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, the REIT or such Significant Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, the REIT or such Significant Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, the REIT or such Significant Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  The Borrower, the REIT or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) The Borrower, the REIT or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments.  There is entered against the Borrower, the REIT or any Significant Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any member of the Consolidated Group or any Consolidated Affiliate contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control; or

(l)REIT Status.  The REIT shall, for any reason, fail to maintain its REIT Status.

8.02Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Facility Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders, the L/C Issuers, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.19; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.04(c) and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.ADMINISTRATIVE AGENT

9.01Appointment and Authority.  Each of the Lenders and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  None of the Administrative Agent, any Arranger or any Bookrunner shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers or the Bookrunners, as applicable:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of any automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger, any Bookrunner or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent of the Borrower (x) shall not be required during the existence of an Event of Default, (y) shall not be unreasonably withheld or delayed and (z) shall be deemed given if the Borrower fails to respond within ten (10) Business Days after written notice thereof), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders (and, if required, consented to by the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (which consent of the Borrower (x) shall not be required during the existence of an Event of Default, (y) shall not be unreasonably withheld or delayed and (z) shall be deemed given if the Borrower fails to respond within ten (10) Business Days after written notice thereof), appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and, if required, consented to by the Borrower) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to make Committed Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c). Upon the appointment by the Borrower of an L/C Issuer that is the successor L/C Issuer to Bank of America (which successor shall in all cases be a Lender other than a Defaulting Lender or a Disqualified Institution), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of an L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer to Bank of America shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America  with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent, Arrangers and Other Lenders.  Each Lender and L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any such Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent or any such Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and each L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the

Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.04(h) and (i), 2.11 and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10Guaranty Matters.  Without limiting the provisions of Section 9.09, each Lender and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if required or permitted pursuant to the terms hereof.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10 and in accordance with the terms of this Agreement.

9.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or,

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12.Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party  in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.CONTINUING GUARANTY

10.01Guaranty.  Each Guarantor, jointly and severally with the other Guarantors, hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all out-of-pocket costs, reasonable and documented attorneys’ fees and expenses incurred in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount (taking into account any amounts payable to such Guarantor under Section 10.10) that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby, to the extent permitted by applicable Law, waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02Rights of Lenders.  Each Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, without the consent of such Guarantor, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, sell, or otherwise dispose of, or impair or fail to perfect any Lien on, any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion (but, for the avoidance of doubt, in accordance with the terms of the Loan Documents) may determine; and (d) release or substitute any other Guarantor or one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.

10.03Certain Waivers.  Each Guarantor hereby, to the extent permitted by applicable Law, waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party) of the liability of the Borrower (other than the defense of prior payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any requirement to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

10.05Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) have been paid and performed in full and all Revolving Credit Commitments are terminated, and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Revolving Credit Commitments are terminated, all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations.  If the Creditor Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10.08Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Creditor Parties.

10.09Condition of the Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

10.10Contribution.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Revolving Credit Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.10 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 10.10, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.10, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Revolving Credit Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain Solvent, in the determination of the Administrative Agent or the Required Lenders.

10.11REIT Guarantee Effectiveness.  Notwithstanding anything to the contrary contained herein or elsewhere, at all times prior to the occurrence of a REIT Guaranty Event, the REIT shall not be a Guarantor under the Guaranty.  For the avoidance of doubt, immediately upon the occurrence of a REIT Guaranty Event, and at all times on and after the occurrence of such REIT Guaranty Event until such time, if any, as the REIT is released in accordance with Section 11.19(d), the REIT shall be a Guarantor under the Guaranty, without any further action by the REIT, any other Loan Party, the Agent or the Lenders; provided that the REIT hereby agrees to promptly, in each case following a written request by the Administrative Agent, (a) execute and deliver all such documents as the Administrative Agent may reasonably request to evidence the effectiveness of the Guaranty with respect to the REIT, and (b) deliver customary opinions of counsel to the REIT (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guaranty), all of which shall be in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE XI.MISCELLANEOUS

11.01Amendments, Etc.  Subject to Section 2.18(g), Section 3.03 and the last two paragraphs of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)in the case of the initial Credit Extension, waive any condition set forth in Section 4.01 or Section 4.02 without the written consent of each Lender;

(b)extend (except as provided in Section 2.16) or increase any Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)change Section 2.15, Section 8.03 or any other provision hereof in a manner that would alter the pro rata sharing required thereby (including, without limitation, the adoption or amendment of any provision in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required) without the written consent of each Lender;

(f)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)release, or have the effect of releasing, (i) the REIT following a REIT Guaranty Event or (ii) all or substantially all of the value of the Guaranty, in each case, without the written consent of each Lender, except as expressly provided in the Loan Documents;

(h)subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation without the written consent of each Lender; or

(i)at any time that both a revolving credit facility and a term loan facility exist under this Agreement, (i) waive conditions precedent to extensions of credit under one such facility, (ii) impose any greater restriction on the ability of any Lender under one such facility to assign any of its rights or obligations hereunder or (iii) directly and materially adversely affect the rights of Lenders holding commitments or Loans under one such facility differently from the rights of Lenders holding commitments or Loans under another such facility, without, in each case, the written consent of each Lender under such facility;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) amend or waive or consent to any departure from, or have the effect of amending, waiving or consenting to any departure from, Section 3.03 or any term defined in such section or any other term or provision in this Agreement relating to SOFR, Daily Simple SOFR, Term SOFR or any Successor Rates or the replacement of any such rate or any Successor Rates; and (iii) the Fee Letter(s) may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein,

(i)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii)the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document;

provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement;

(iii)the Administrative Agent and the Borrower may, without the consent of any Lender or any Guarantor then party hereto, amend this Agreement to add a Subsidiary as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit H; and

(iv)this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

In addition, notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more of the facilities hereunder (including any revolving credit or term loan additional facilities added hereto pursuant to the immediately preceding paragraph) (each facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, as the case may be. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective (i) only with respect to the Loans and/or Revolving Credit Commitments of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) (provided that any Lender that fails to provide such written notice by the date a Permitted Amendment is to become effective shall be deemed to be a non-Accepting Lender for all purposes hereunder), (ii) only to the extent the Accepting Lenders constitute at least a majority of the Lenders of the Affected Facility, (iii) in the case of any Accepting Lender, only with respect to such Lender’s Loans and Revolving Credit Commitments of such Affected Facility as to which such Lender's acceptance has been made and (iv) only if (x) all Accepting Lenders shall be treated on a consistent basis and (y) all non-Accepting Lenders shall be treated on a consistent basis.  Upon the acceptance of a Loan Modification Offer by the requisite Lenders, the applicable Loan Parties and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (which may include legal opinions, board resolutions and/or certificates consistent with those delivered on the Closing Date) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of such Permitted Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendments, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Amendment and only with respect to the Loans and Revolving Credit Commitments of the Accepting Lenders of the

Affected Facility.  For avoidance of doubt, notwithstanding a Permitted Amendment with Accepting Lenders, non-Accepting Lenders rights, remedies and existing obligations will in no way be deemed as modified or waived and are otherwise not affected by the Permitted Amendment.

11.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or any other Loan Party, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)Change of Address, Etc.  Each of the Borrower, the Administrative Agent and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Letter of Credit Applications)

purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay, or cause to be paid, (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent, the Bookrunners and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and the Bookrunners, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Bookrunners, the Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and will reimburse each Indemnitee as the same are incurred for) any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel to all Indemnitees and, if necessary, one local counsel in each relevant jurisdiction, unless conflicts of interests require the retention of an additional counsel and settlement costs to the extent the Borrower approves the settlement (such approval not to be withheld or delayed unreasonably)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), including any Indemnitee’s reliance on any document (including this Agreement), amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnitee reasonably believes is made by the Borrower or any other Loan Party or any other party to this Agreement or any of the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) in the case of a proceeding initiated by the Borrower or any other Loan Party, a material breach of any agreement contained in any Loan Document by such Indemnitee or (z) any dispute solely among Indemnitees other than (A) any claims against the Administrative Agent (and any sub-agent thereof), any Bookrunner or any Arranger in their respective capacities, as or in fulfilling their respective roles, as an administrative agent, bookrunner or arranger in respect of this Agreement and the transactions contemplated hereby and (B) any claims arising out of any act or omission on the part of the Borrower or its Affiliates.  Without limiting the provisions of Section 3.01(d), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Bookrunner, any Arranger, any L/C Issuer or any Related Party of any of the foregoing (and without any obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Bookrunner, such Arranger, such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage in respect of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and, except as set forth in Section 11.06(h), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the next to last paragraph of Section 11.01 on a non-pro rata basis;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(C)the consent of each L/C Issuer shall be required for any assignment.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)[Reserved].

(g)Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Lender that is an L/C Issuer assigns all of its Revolving Credit Commitments and Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer.  In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder to replace such retiring L/C Issuer; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such other L/C Issuer, as an L/C Issuer.  If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of

Credit issued by it that are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer that are outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to the outstanding Letters of Credit issued by it.

(h)Disqualified Institutions.

(i)Neither the Administrative Agent nor any assigning Lender shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement or any other Loan Document relating to Disqualified Institutions.  Without limiting the generality of the foregoing, neither the Administrative Agent nor any assigning Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(ii)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless, so long as no Event of Default has occurred and is continuing, the Borrower, or if an Event of Default has occurred and is continuing, the Administrative Agent, has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this clause (h)(ii) shall not be void, but the other provisions of this clause (h) shall apply.

(iii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (ii) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all Obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment (but only to the extent that no proceeds of Loans are used to make such repayment), and/or

(B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the outstanding principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iv)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders or the Administrative Agent, or (z) access the Platform or any other electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the

extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18(b) or Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the REIT, the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the written consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or another Loan Party.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Syndication Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Credit Commitments. For purposes of this Section, “Information” means all information received from the REIT or any Subsidiary thereof relating to the REIT or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the REIT or any Subsidiary thereof, provided that, in the case of information received from the REIT or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Integration; Effectiveness.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

11.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

(b)SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE BROUGHT, HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Bookrunners, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Bookrunners, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Bookrunner, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Bookrunner, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Bookrunners, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Bookrunner, any Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  Each of the Borrower and the other Loan Parties hereby agrees that it will not claim that any of the Administrative Agent, the Bookrunners, the Arrangers, the Lenders or their respective Affiliates has rendered advisory services of any nature or respect or owes any fiduciary duty to it (including your stockholders, employees or creditors) in connection with any aspect of any transaction contemplated hereby.

11.17Electronic Execution; Electronic Records; Counterparts.  This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.  The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or any L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or any L/C Issuer’s reliance on any Electronic Signature transmitted by emailed .pdf or any other electronic means). The Administrative Agent and L/C Issuers shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.18USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide or cause to be provided all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

11.19Releases of Guarantors.

(a)Investment Grade Release.  If at any time the Borrower or the REIT obtains an Investment Grade Credit Rating, the Administrative Agent shall (at the sole cost of the Borrower and pursuant to documentation reasonably satisfactory to the Administrative Agent) promptly release all of the Subsidiary Guarantors (other than any Unencumbered Property Subsidiary that is a co-borrower or guarantor of, or otherwise is obligated in respect of, any Unsecured Indebtedness) from their obligations under the Guaranty (the “Investment Grade Release”), subject to satisfaction of the following conditions:

(i)The Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Release is to be effected, an Officer’s Certificate,

(A)certifying that the Borrower has obtained an Investment Grade Credit Rating, and

(B)notifying the Administrative Agent and the Lenders that it is requesting the Investment Grade Release and identifying the Subsidiary Guarantors to be released; and

(C)certifying that no Subsidiary Guarantor to be released is a co-borrower or guarantor of, or otherwise is obligated in respect of, any Unsecured Indebtedness; and

(ii)The Borrower shall have submitted to the Administrative Agent and the Lenders, within one (1) Business Day prior to the date on which the Investment Grade Release is to be effected, an Officer’s Certificate certifying to the Administrative Agent and the Lenders that, immediately before and immediately after giving effect to the Investment Grade Release,

(A)no Default has occurred and is continuing or would result therefrom (including as a result of the failure to satisfy the Minimum Property Condition), and

(B)the representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of such release and immediately after giving effect to such release, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 11.19(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)Release upon Disposition of Equity Interests.  In the event that any Subsidiary Guarantor is dissolved or liquidated, or all of the capital stock or other Equity Interests of any Subsidiary Guarantor are sold or otherwise disposed of (except to the extent that such sale or disposition is to the Borrower or any other Loan Party) or becomes an Excluded Subsidiary, in each case in a transaction permitted by Section 7.05, then, at the request, and at the sole expense, of the Borrower, such Subsidiary Guarantor shall be released from its obligations under the Guaranty, subject to satisfaction of the following conditions:

(i)the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a Guarantor Release Notice which shall identify the Subsidiary Guarantor to which it applies and the proposed date of the release,

(ii)immediately after giving effect to such release the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11,

(iii)no Default shall have occurred and be continuing or would result under any other provision of this Agreement after giving effect to such release (including as a result of the failure to satisfy the Minimum Property Condition), and

(iv)the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) and (iii) above have been satisfied.

The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or such Subsidiary Guarantor may reasonably request to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, which documents shall be reasonably satisfactory to the Administrative Agent.

(c)Release following an Investment Grade Release.  At any time following an Investment Grade Release, at the request of the Borrower the Administrative Agent may release any Subsidiary Guarantor from its obligations under the Guaranty, subject to satisfaction of the following conditions:

(i)the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a Guarantor Release Notice (which notice shall identify the Subsidiary Guarantor to which it applies and specify, inter alia, that such Subsidiary Guarantor will not be a co-borrower or guarantor of, or otherwise be obligated in respect of, any Unsecured Indebtedness after giving effect to the requested release),

(ii)the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such release and, both before and after giving effect to such release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this Section 11.19(c), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01,

(iii)immediately after giving effect to such release the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11,

(iv)no Default shall have occurred and be continuing (unless such Default relates solely to an Unencumbered Eligible Property owned or leased by such Subsidiary

Guarantor and such Unencumbered Eligible Property will not be included for purposes of determining Unencumbered Asset Value after giving effect to such release) or would result under any other provision of this Agreement after giving effect to such release (including as a result of the failure to satisfy the Minimum Property Condition), and

(v)the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.

The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or such Subsidiary Guarantor may reasonably request to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, which documents shall be reasonably satisfactory to the Administrative Agent.

(d)Release of the REIT.  At any time that the REIT is a Guarantor, at the request of the Borrower the Administrative Agent may release the REIT from its obligations under the Guaranty, subject to satisfaction of the following conditions:

(i)the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a Guarantor Release Notice (which notice shall specify, inter alia, that the REIT will not be a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness after giving effect to the requested release),

(ii)the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such release and, both before and after giving effect to such release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this Section 11.19(d), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01,

(iii)immediately after giving effect to such release the REIT and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11,

(iv)no Default shall have occurred and be continuing or would result under any other provision of this Agreement, including Section 7.16, after giving effect to such release, and

(v)the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.

The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or the REIT may reasonably request to evidence the release of the REIT from its obligations under the Guaranty, which documents shall be reasonably satisfactory to the Administrative Agent.

(e)The Administrative Agent shall promptly notify the Lenders of any such release hereunder, and this Agreement and each other Loan Document shall be deemed amended to delete the name of any Subsidiary Guarantor released pursuant to this Section 11.19.

11.20ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable;

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22No Novation.

(a)This Agreement amends, restates and supersedes the Existing Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder. Without limiting the generality of the foregoing (i) all “Loans” under (and as defined in) the Existing Credit Agreement shall on the Closing Date become Loans hereunder and (ii) all other Obligations outstanding under the Existing Credit Agreement shall on the Closing Date be Obligations under this Agreement.

On the Closing Date, the Original Note, if any, held by each Lender shall be deemed to be cancelled and, if such Lender has requested a Note hereunder, amended and restated by the Note delivered hereunder on or about the Closing Date (regardless of whether any Lender shall have delivered to the Borrower for cancellation any Original Note held by it).  Each Lender, whether or not requesting a Note hereunder, shall use its commercially reasonable efforts to deliver any Original Note held by it to the Borrower for cancellation and/or amendment and restatement.  All amounts owing under, and evidenced by, any Original Note held by a Lender as of the Closing Date shall continue to be outstanding hereunder, and shall from and after the Closing Date, if requested by the Lender holding such Original Note, be evidenced by the Note, and shall in any event be evidenced by, and governed by the terms of, this Agreement.  Each Lender hereby agrees to indemnify and hold harmless the Borrower from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against the Borrower arising out of such Lender’s failure to deliver any Original Note held by it to the Borrower for cancellation, subject to the condition that no Borrower shall make any payment to any Person claiming to be the holder of any Original Note unless such Lender is first notified of such claim and is given the opportunity, at such Lender’s sole cost and expense, to assert any defenses to such payment.

11.23Exiting Lenders.  On the Closing Date, the commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full, the Original B Note, if any, held by each Exiting Lender shall be deemed to be cancelled (regardless of whether any Exiting Lender shall have delivered to the Borrower for cancellation any Original Note held by it) and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement.  To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement for the benefit of the Exiting Lenders.

11.24 Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”)

in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.25Appraisals.  The Borrower shall have the right to request that the Administrative Agent or professionals (including consultants and appraisers) retained by the Administrative Agent promptly obtain or provide, as applicable, an updated Approved Appraisal for the Property commonly referred to as “1633 Broadway” and/or for the Property commonly referred to as “1301 Avenue of the Americas”, in each case at the sole expense of the Borrower; provided that not more than one updated Approved Appraisal for either such Property may be so requested by the Borrower during the term of the Facilities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARAMOUNT GROUP OPERATING PARTNERSHIP LP

By: Paramount Group, Inc., a Maryland corporation

Its:  General Partner

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Chief Operating Officer, Chief
               Financial Officer

PARAMOUNT GROUP, INC., a Maryland corporation, as a Loan Party

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Chief Operating Officer, Chief
               Financial Officer

1325 AVENUE OF THE AMERICAS, L.P, a New York limited partnership, as a Guarantor

By: 1325 Rental GP, L.L.C., a Delaware limited liability company

Its:  General Partner

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

1325 RENTAL GP, L.L.C., a Delaware limited liability company, as a Guarantor

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

1325 AVENUE MERGER SUB LP, a Delaware limited partnership, as a Guarantor

By:  1325 Avenue Merger Sub GP LLC, a Delaware limited liability company

Its:    General Partner

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

1325 AVENUE MERGER SUB GP LLC, a Delaware limited liability company, as a Guarantor

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

900 THIRD AVENUE, L.P., a Delaware limited partnership, as a Guarantor

By:  900 Third GP, LLC, a Delaware limited liability company

Its:   General Partner

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

900 THIRD GP, LLC, a Delaware limited liability company, as a Guarantor

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

ONE FRONT STREET OWNER LP, a Delaware limited partnership, as a Guarantor

By:  One Front Street Owner GP LLC, a Delaware limited liability company

Its:   General Partner

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

ONE FRONT STREET OWNER GP LLC, a Delaware limited liability company, as a Guarantor

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

ONE FRONT STREET INVESTOR LP, a Delaware limited partnership, as a Guarantor

By:  One Front Street Investor GP LLC, a Delaware limited liability company

Its:   General Partner

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

ONE FRONT STREET INVESTOR GP LLC, a Delaware limited liability company, as a Guarantor

By: /s/ Wilbur Paes

  Name:  Wilbur Paes

  Title:    Vice President and Treasurer

bank of america, n.a., as Administrative Agent

By: /s/ Priscilla Ruffin

Name:  Priscilla Ruffin

Title:    AVP

bank of america, n.a., as a Lender and an L/C Issuer

By: /s/ Thomas W. Nowak

Name:  Thomas W. Nowak

Title:    Vice President

wells fargo bank, national association, as a Lender and an L/C Issuer

By: /s/ Scott S. Solis

Name:  Scott S. Solis

Title:    Managing Director

jpmorgan chase Bank, N.A., as a Lender and an L/C Issuer

By: /s/ Cody Canafax

Name:  Cody A. Canafax

Title:    Vice President

U.S. Bank NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By: /s/ Kimberly Feldman

Name:  Kimberly Feldman

Title:    Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Donald Woods

Name:  Donald Woods

Title:    SVP

CAPITAL ONE, NATIONAL ASSOCIATION , as a Lender

By: /s/ Jessica W. Phillips

Name:  Jessica W. Phillips

Title:    Authorized Signatory

morgan STANLEY Bank, N.A., as a Lender

By: /s/ Michael King

Name:  Michael King

Title:    Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Rebecca Kratz

Name:  Rebecca Kratz

Title:    Authorized Signatory

SIGNATURE BANK, as a Lender

By: /s/ Sean McGowan

Name:  Sean McGowan

Title:    Vice President - Lender

TD BANK, N.A., as a Lender

By: /s/ CJ Csontos

Name:  CJ Csontos

Title:    Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By: /s/ Abdullah Dahman

Name:  Abdullah Dahman

Title:    Director

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH, as a Lender

By: /s/ Victor Cheong

Name:  Victor Cheong

Title:    Senior Vice President

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH, as a Lender

By: /s/ Chong Tan

Name:  Chong Tan

Title:    Senior Vice President

ING CAPITAL LLC, as a Lender

By: /s/ Sofya Shuster

Name:  Sofya Shuster

Title:    Director

ING CAPITAL LLC, as a Lender

By: /s/ Craig Bender

Name:  Craig Bender

Title:    Managing Director